Exhibit 2.2
____________________________________________________________________________

SHARE PURCHASE AGREEMENT

by and among

PURPOSE UK HOLDINGS LIMITED

and

MEM CAPITAL LIMITED

and

THE SHAREHOLDERS AND OPTION HOLDERS OF
MEM CAPITAL LIMITED

and

JOHN ALAN COUGHTRIE

and

HARVINDERPAL SINGH HUNGIN

April 13, 2007

______________________________________________________________________________

ARTICLE I PURCHASE AND SALE OF SHARES; RELEASE[INSERT PAGE NUMBER]

1.01	Purchase and Sale of Shares

1.02	Options

1.03	Payment of Purchase Price

1.04	Earnout Payments

1.05	Earnout Protection

1.06	Closing Working Capital

1.07	Sellers’ Release

ARTICLE II CLOSING; DELIVERIES[INSERT PAGE NUMBER]

2.01	Closing and Closing Date

2.02	Deliveries by the Company and Sellers	[

2.03	Deliveries by Buyer

ARTICLE III INDIVIDUAL WARRANTIES OF SELLERS AND RENTASSURED SELLERS[INSERT PAGE NUMBER]

3.01	Title to Shares

3.02	Authority; Enforceability

3.03	Noncontravention

ARTICLE IV WARRANTIES OF SELLERS AND RENTASSURED SELLERS REGARDING THE COMPANY[INSERT PAGE NUMBER]

4.01	Organization

4.02	Capitalization

4.03	Noncontravention

4.04	Financial Statements

4.05	Unaudited Financial Statements

4.06	Ordinary Course of Business

4.07	Undisclosed Liabilities

4.08	Title to Assets

4.09	Personal Property

4.10	Tax Matters

4.11	Leased Real Property

4.12	Contracts

4.13	Accounts Receivable

4.14	Insurance

4.15	Employees

4.16	Employee Benefits

4.17	Collective Bargaining; Labor Disputes

4.18	Environmental Compliance

4.19	Litigation

4.20	Legal Compliance

4.21	Licence Permissions and Consents

4.22	Investigations

4.23	Insolvency

4.24	Certain Business Relationships

4.25	Intellectual Property

4.26	Information Technology and Data Protection

4.27	Brokers’ Fees

4.28	Ethical Practices

4.29	Bank Accounts

4.30	Accuracy of Information

4.31	Miscellaneous

ARTICLE V WARRANTIES OF BUYER

5.01	Organization

5.02	Authority; Enforceability

5.03	Brokers’ Fees

ARTICLE VI COVENANTS OF THE PARTIES

6.01	Further Conveyances and Assumptions

6.02	Confidentiality; Non-Competition; Non-Solicitation

ARTICLE VII SURVIVAL; INDEMNIFICATION

7.01	Survival

7.02	Indemnification

7.03	Limitations

7.04	Procedures for Third Party Claims

7.05	Procedures for Direct Claims

7.06	Investigation

7.07	Set-Off

7.08	Non-Exclusive Remedy

7.09	No Double Counting

7.10	Third Party Recoveries

7.11	Accounting

7.12	Contingent Liabilities

7.13	Changes in Laws

7.14	Mitigation by Buyer

7.15	Reduction in Purchase Price

7.16	No Termination or Rescission

7.17	No Fraud

ARTICLE VIII TAX MATTERS

8.01	Tax Deed

ARTICLE IX DEFINITIONS

9.01	Definitions

ARTICLE X GUARANTEE

10.01	Guarantee

ARTICLE XI ESCROW ACCOUNT

11.01	Definitions

11.02	Operation of Escrow Account

11.03	Interest

11.04	Payments out of Escrow

11.05	Miscellaneous

ARTICLE XII MISCELLANEOUS

12.01	Press Releases and Announcements

12.02	Costs

12.03	Headings

12.04	Amendment and Waiver

12.05	Assignment

12.06	Severability

12.07	Complete Agreement

12.08	Counterparts

12.09	Governing Law; Jurisdiction

12.10	Notices

12.11	Construction

12.12	Incorporation of Exhibits and Schedules

12.13	Further Assurances

12.14	Management Representative

12.15	Minority Shareholders Representative

12.16	Third Party Rights

SHARE PURCHASE AGREEMENT

THIS DEED (the “Agreement”), dated as of April 13, 2007, is made and entered into by and among Purpose UK Holdings Limited, a private limited company organized under the laws of England and Wales with company number 06045943 (“Buyer”), MEM Capital Limited, a private limited company organized under the laws of England and Wales with company number 5164798 (the “Company”) and each shareholder whose name and address is set out in Schedule 1.01 (the “Shareholders”) of the Company and each holder of options of the Company whose names and addresses are set out in Schedule 1.01 (the “Option Holders,” and together with the Shareholders, the “Sellers”), and Mr. John Alan Coughtrie of 17 Pensford Avenue, Richmond, Surrey TW9 4HR, United Kingdom (“Coughtrie”) and Mr. Harvinderpal Singh Hungin, Flat 8, 19 Carlyle Square, London SW3 6EY, United Kingdom (“Hungin,” and together with Coughtrie, the “Rentassured Sellers”).

PRELIMINARY STATEMENT

WHEREAS, the Rentassured Sellers collectively own all of the outstanding shares of Rentassured Limited, a company incorporated in Scotland with company number 116514 and registered office at 53 Bothwell Street, Glasgow, G2 6TS (“Rentassured”);

WHEREAS, Sellers and Rentassured collectively own all of the issued and outstanding capital stock of the Company and hold all outstanding options to purchase shares of the Company’s capital stock and comprise all of the shareholders and option holders of the Company;

WHEREAS, the Company is engaged in the business of making short-term consumer loans and the financing of mobile phones primarily through the Internet (the “Business”);

WHEREAS, upon the terms and conditions contained herein, Shareholders desire to sell and transfer to Buyer, and Buyer desires to purchase from Shareholders, substantially all of the issued and outstanding capital stock of the Company as more fully described herein; and

WHEREAS, contemporaneously herewith, Purpose Acquisitions Company Limited, a private limited company organized under the laws of England and Wales with company number 6138327 and an Affiliate of Buyer (the “Rentassured Buyer”), has entered into that certain Share Purchase Agreement and certain other related documents (collectively, the “Rentassured Share Purchase Agreement”) with the Rentassured Sellers relating to the acquisition by the Rentassured Buyer of the entire issued and outstanding capital stock of Rentassured.

NOW, THEREFORE, in consideration of the mutual warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company and Sellers, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; RELEASE

1.01 Purchase and Sale of Shares.

(a) Upon the terms and conditions of this Agreement, each Shareholder hereby sells, transfers and delivers to Buyer, and Buyer hereby purchases and accepts from Shareholders, with full title guarantee of the full legal and beneficial title to the shares of capital stock set forth opposite such Shareholder’s name on Schedule 1.01 (collectively, the “Shares”), free and clear of any and all Liens and together with all benefits and rights attached or accruing thereto.

(b) The Buyer shall not be obliged to complete the purchase of any of the Shares unless (i) the purchase of all of the Shares is completed simultaneously, and (ii) the transactions contemplated by the Rentassured Share Purchase Agreement shall have been completed simultaneously.

(c) The purchase and sale of the Shares take effect on the Closing Date.

(d) Upon transfer to the Buyer, the Buyer shall be entitled to exercise all rights attached or accruing to the Shares in respect of the period commencing on or after the Closing Date including, without limitation, the right to receive all dividends and distributions or any return of capital declared, paid or made by the Company in respect of the periods commencing on or after the Closing Date.

(e) Each Seller hereby waives any and all rights of pre-emption over the Shares, under the articles of association of the Company or otherwise, in relation to the sale and purchase and transfer of the Shares pursuant to this Agreement and undertakes to take all steps necessary to ensure that any rights of pre-emption are waived prior to Closing.

1.02 Options.  Upon the terms and conditions of this Agreement, and in accordance with the underlying option agreements, each outstanding option to purchase shares of capital stock of the Company (i) shall be deemed exercised by each Option Holder on the day immediately following the Closing Date, and (ii) shall be terminated and automatically converted into the right to receive, in exchange for each share of capital stock of the Company issuable upon exercise of such option, the consideration set forth opposite such Option Holder’s name on Schedule 1.01.  Following the Closing, each Option Holder shall relinquish any rights he or she has under the Option Scheme (or any grants/award agreements made thereunder).  The Option Holders further acknowledge and agree that following exercise of the options, the Option Scheme will be closed.

1.03 Payment of Purchase Price.

(a) The consideration payable by the Buyer for the Shares and the transactions contemplated hereby, shall be (i) £8,568,150 (the “Initial Payment”), with allocation of such Initial Payment to each of the Sellers as set forth opposite each Seller’s name on Schedule 1.01 after deduction of the Retained Amount and, in the case of the Management Shareholders, the Transaction Expenses, and (ii) to the Management Shareholders, the Earnout Payments required to be paid pursuant to Section 1.04.

(b) At the Closing, the Escrow Agent identified in the Escrow Agreement shall (i) retain in the Escrow Account the Retained Amount in relation to which holding of the Retained Amount by the Escrow Agent shall be sufficient discharge for the Buyer; and (ii) disburse the remaining portion of the Initial Payment (less the Transaction Expenses in the case of the Management Shareholders) from the Escrow Account to the Sellers’ Solicitors, on behalf of each Seller in relation to which receipt by the Sellers’ Solicitors of such amount shall be sufficient discharge for the Buyer therefor.

(c) The Buyer shall not be concerned to see that any monies paid by it under the terms of this Agreement (including, without limitation, the Initial Payment and/or the Earnout Payments) are applied in paying the Sellers or the Management Shareholders in accordance with their respective entitlements.

1.04 Earnout Payments.  Subject to the terms and conditions set forth in this Agreement, including this Section 1.04 and Article VII, Buyer shall make additional payments to the Management Shareholders (the “Earnout Payments”), as follows and such Earnout Payments shall form part of the consideration for the Shares and transactions contemplated hereby:

(a) The amount of the Earnout Payments shall be determined based on the Earnings Before Taxes of the Company on a consolidated basis and calculated in accordance with Schedule 1.04(a) (“Adjusted EBT”) for each of the calendar years ended December 31, 2007, December 31, 2008 and December 31, 2009 (each a “Measurement Period”).  The aggregate Earnout Payment paid by Buyer for each Measurement Period shall be equal to the difference between (i) the product of (A) 3.6 times Adjusted EBT during the applicable Measurement Period, multiplied by (B) 0.95, and (ii) the sum of (X) the aggregate Purchase Price (including prior Earnout Payments) paid to all Sellers as of the date of such calculation and (Y) the aggregate amount that the Buyer is entitled to for indemnification claims under Article VII and for any working capital deficiency under Section 1.06.  Prior to payment of any Earnout Payment to the Management Shareholders, any fee due to Stephens Inc. as a result of the Earnout Payment shall be paid by Buyer and the remaining amount of the Earnout Payment after deduction of any such fee shall be paid to the Management Shareholders.  Each Earnout Payment shall be divided among the Management Shareholders in accordance with the allocation set forth on Schedule 1.04.  Notwithstanding the foregoing, the total Purchase Price paid to Sellers pursuant to this Agreement shall not exceed £120,000,000 and no Earnout Payments shall be paid to the Management Shareholders to the extent such threshold is met.

(b) The calculation and payment of an Earnout Payment will be made within thirty (30) days following completion of the Company’s audited financial statements for the applicable Measurement Period and shall be paid, subject to any adjustments as set forth herein, in Section 1.06 or Article VII, by delivery of a Promissory Note for the amount thereof to the Management Representative, on behalf of the Management Shareholders.

1.05 Earnout Protection.

(a) Until 31 December, 2009, Buyer agrees that it shall not take any action or omit to take any action with the principal purpose of minimizing the Earnout Payment.  In furtherance thereof, Buyer agrees that during such period neither it nor any entity within the Buyer's Group will (i) take any action or omit to take any action that is inconsistent with the maintenance of the Company and its Subsidiaries and their businesses as an independent operation for the principal purpose of minimizing the Earnout Payment; (ii) maintain the books and records of the business of the Company and its Subsidiaries on an independent basis to enable Earnout Payment to be calculated in relation thereto (iii) enter into any transaction with the Company and its Subsidiaries other than on normal arm's length commercial terms, (iv) make any monetary transfers or loans or procure the payment of any service or management charges or other payments by the Company and its Subsidiaries to the Buyer or any member of the Buyer's Group other than in respect of charges at a fair commercial rate for services rendered by the Buyer or the relevant member of the Buyer's Group, (v) change the type of business of the Company and its Subsidiaries in any material way, provided, however, that in connection therewith, each Management Shareholder hereby agrees that it shall cooperate with Buyer and the Buyer Group on opportunities to use the platform of the Company and its Subsidiaries to implement strategies of the Buyer and the Buyer Group to the extent those strategies are not directly adverse to the interests of the Management Shareholders; or (vi) procure the termination of the Employment Letters of any of the Management Shareholders other than for Cause (as defined in the Shareholders Agreement).

(b) Through the period ended 31 December, 2009, each of the Management Shareholders shall be provided with the monthly management accounts and audited accounts of the Company and its Subsidiaries (or their businesses as the case may be) at the same time as the Buyer and members of the Buyer's Group and shall have reasonable access to and be entitled to make copies of the books and records of the Company and its Subsidiaries as it relates solely to the determination of EBT pursuant to Section 1.04 (subject to prior notice and to keeping them confidential and in safe custody) and shall have the right to reasonably investigate and receive reasonable explanations as to the accounting records of the Company and its Subsidiaries and calculation of the EBT and at the expense of such Management Shareholders to appoint professional advisers to assist in such investigations for the purpose of verifying the calculation of the Earnout Payments.

1.06 Closing Working Capital.

(a) No more than five (5) days prior to the Closing Date, Buyer and Management Representative shall have jointly prepared, or caused to be prepared, a statement setting forth a good faith and reasonably itemized calculation of the estimated Net Working Capital (the “Estimated Working Capital”).  At the Closing, if the Estimated Working Capital is less than £850,000 (the “Target Working Capital”), then the Initial Payment payable to the Management Shareholders shall reflect a decrease in the amount equal to the difference between the Estimated Working Capital and the Target Working Capital.

(b) As promptly as practicable, but no later than forty-five (45) days after the Closing Date, Buyer (with the assistance of Management Representative to the extent requested by Buyer) will cause to be prepared and delivered to the Management Representative, on behalf of the Management Shareholders, a statement setting forth Buyer’s calculation of the Company’s Net Working Capital (the “Closing Statement”).  The Closing Statement shall be prepared in accordance with the accounting policies set out in Schedule 1.06.

(c) If Management Representative disagrees with the Closing Statement, he may, within thirty (30) days after delivery thereof, deliver a notice to Buyer specifying those items or amounts as to which he disagrees, including appropriate documentation in support of his position (an “Objection”).  Management Representative, on behalf of the Management Shareholders, shall be deemed to have agreed with those items and amounts included in the computation of Net Working Capital as set forth in the Closing Statement which are not specifically disputed in the Objection.

(d) If the Objection is duly delivered pursuant to Section 1.06(c), Buyer and the Management Representative shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine Net Working Capital.  If, during such period, Buyer and the Management Representative are unable to reach such agreement, they shall promptly thereafter retain an accounting firm mutually agreed upon by Buyer and the Management Representative (or, failing such agreement, within ten (10) days after a request by either the Buyer or the Management Representative such firm shall be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales) (the “Accounting Referee”) to promptly review this Agreement and the disputed items or amounts for the purpose of calculating Net Working Capital.  In making any such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement as to which the Management Representative has specifically disagreed in the Objection and for which appropriate documentation in support of his position has been submitted.  Buyer and the Management Representative shall direct the Accounting Referee to use its best efforts to render its determination as promptly as practicable, but in no event later than thirty (30) days after being retained by Buyer and the Management Representative.  The Accounting Referee shall deliver to Buyer and the Management Representative a report setting forth its determination of Net Working Capital, including all supporting calculations.  Such report and the Accounting Referee’s determination of Net Working Capital shall be conclusive, final and binding upon Buyer and the Management Shareholders.  The cost of the Accounting Referee’s review and report shall be borne 50% by Buyer and 50% by the Management Shareholders.  The Accounting Referee shall act as an expert and not as an arbitrator.

(e) Buyer and the Management Representative agree that they will, and agree to cause their respective independent accountants (subject to any necessary waivers or indemnifications) to, cooperate and assist in the preparation of the Closing Statement, the Objection (if any) and the calculation of Net Working Capital and in the conduct of the audits and reviews referred to in this Section 1.06, including, without limitation, making available to the extent reasonably required books, records, work papers and personnel.

(f) If the Net Working Capital (as finally determined pursuant to this Section 1.06) is less than the Estimated Working Capital, then each Management Shareholder shall be liable for his Management Proportion of the difference between such amounts, which shall be paid to Buyer from the Escrow Account provided that to the extent any such payment shall exceed the Management Shareholder’s Relevant Proportion of the Retained Amount, any excess shall be paid from such Management Shareholder's through the Earnout Payments or otherwise.

(g) For the avoidance of doubt no payment shall be due to or from the Minority Shareholders pursuant to this Section 1.06.

1.07 Sellers’ Release.  In consideration for the Purchase Price, as of and following the Closing, each Seller knowingly, voluntarily, irrevocably and unconditionally releases, forever discharges and covenants not to bring any claim or other action (including a claim for contribution under the Civil Liability (Contributions) Act 1978) against Buyer, the Company, their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current, former and future officers, partners, directors, employees, agents and representatives, from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, such Seller has or may have, now or in the future, arising out of, relating to, or resulting from, any act or omission, error, negligence, strict liability, breach of contract, tort, violations of Law or any other matter or cause whatsoever from the beginning of time to the Effective Time, including any claim or cause of action based on any theory of successor liability; provided, however, that such release shall not cover any claims against Buyer arising under this Agreement or claims for accrued but unpaid compensation and employee benefits for services as an employee of the Company prior to the Effective Time.

ARTICLE II

CLOSING; DELIVERIES

2.01 Closing and Closing Date.  The consummation of the purchase and sale of the Shares and the other transactions contemplated herein (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) and shall be deemed to have occurred for all purposes as of the Effective Time save that the purchase and sale of any shares issued in accordance with Section 1.02 shall take place on the day after the Closing Date.

2.02 Deliveries by the Company and Sellers.  At the Closing, the Management Representative and the Minority Shareholders Representative shall have delivered or caused to be delivered each of the following to Buyer:

(a)
Share certificates of the Company representing the Shares, which certificates shall include duly completed and executed stock transfer forms in respect of the Shares in favour of the Buyer, and the option agreements contemplated pursuant to Section 1.02;

(b)	The certificates of incorporation (and, where relevant, on change of name) of the Company and each Subsidiary listed on Schedule 2.02(b);

(c)	The governmental authorizations, approvals and consents that are required in connection with the consummation of the transactions contemplated hereby listed on Schedule 2.02(c);

(d)	[intentionally omitted];

(e)
Resignations from all directors and officers of the Company and each Subsidiary listed on Schedule 2.02(e) as directors and officers of the Company and each Subsidiary, effective as of the Closing Date;

(f)	Satisfactory evidence that the Company has been re-registered as a private limited company;

(g)	Duly executed Master Software Development and License Agreement and Master Services Agreement between the Company and Parker Fox;

(h)	Employment Letters in the Agreed Form, duly executed and delivered by the persons set forth on Schedule 2.02(h) as of the Closing Date;

(i)	Shareholders Agreement of the Company in the agreed form (“Shareholders Agreement”), duly executed and delivered by the Company and Iain McKenzie as of the Closing Date;

(j)
A copy of the resolution of the board of directors of the Company approving (i) the Buyer as a new member of the Company, (ii) revoking all existing instructions to banks and giving such new instructions as the Buyer may direct and (iii) changing the registered office of the Company and the Subsidiaries to such address as the Buyer may nominate;

(k)	A counterpart of the Tax Deed duly executed by each Seller;

(l)	An IPR Assignment duly executed by each of the employees of the Company and its Subsidiaries and by Richard Abbott;

(m)
A complete and properly executed United Stated Internal Revenue Service Form 8832, a form of which is attached hereto as Exhibit 2.02(m), with respect to the Company, pursuant to which each Shareholder and Rentassured consent to the election of the Company as a partnership for United States federal income tax purposes, which election must have an effective date prior to the Closing Date;

(n)
A complete and properly executed United States Internal Revenue Service Form 8832, a form of which is attached hereto as Exhibit 2.02(n), with respect to each Subsidiary, pursuant to which the owners of all of the shares of each Subsidiary consent to the election of such Subsidiary as a disregarded entity for United States federal income tax purposes, which election must have an effective date prior to the Closing Date;

(o)	The Disclosure Letter duly executed by the Sellers;

(p)
Written consent from the Bank of Scotland in the Agreed Form regarding the transactions contemplated by this Agreement and current status of security and guarantee with respect to the overdraft facility with Bank of Scotland;

(q)	All minute books, seals, customer lists, files and other documents related to the Company and its Subsidiaries; and

(r)	The Rentassured Share Purchase Agreement in the Agreed Form duly executed and delivered by the Rentassured Sellers.

2.03 Deliveries by Buyer.  At the Closing, Buyer shall deliver each of the following:

(a)	The Initial Payment and the Retained Amount in accordance with Article I hereof;

(b)	The Shareholders Agreement duly executed and delivered by Buyer as of the Closing Date;

(c)	A counterpart of the Tax Deed duly executed by the Buyer;

(d)	The Rentassured Share Purchase Agreement in the Agreed Form duly executed and delivered by the Rentassured Buyer.

2.04 Deliveries by the Company.  At the Closing, the Company shall:

(a)	Repay the McKenzie Loan to Iain McKenzie;

(b)	Deliver the Employment Letters duly executed by the Company;

(c)	Deliver a Debenture in favour of each of the Management Shareholders duly executed by the Company; and

(d)	Pay the Transaction Expenses.

ARTICLE III

INDIVIDUAL WARRANTIES OF SELLERS AND RENTASSURED SELLERS

Each Seller and, to the extent applicable, each Rentassured Seller, severally and not jointly, hereby warrants to Buyer that in respect of itself as of the Closing Date each of the following warranties is true, accurate and not misleading:

3.01 Title to Shares.  Shareholder is the sole legal and beneficial owner and will deliver to Buyer at the Closing good, valid and marketable title to the Shares set forth opposite such Shareholder’s name on Schedule 1.01, free and clear of any and all Liens.  Shareholder has the full and exclusive power, right and authority to transfer and vote such Shares.  Shareholder is not a party to or bound by any agreement affecting or relating to its, his or her right to transfer or vote such Shares.  Except as set forth on Schedule 1.01, Seller has no interest in any shares of capital stock of the Company or any of its Subsidiaries or rights convertible or exchangeable into any shares of capital stock of the Company or any of its Subsidiaries.

3.02 Authority; Enforceability.  Seller or Rentassured Seller, as applicable, has the right, legal capacity and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its, his or her obligations hereunder and thereunder.  This Agreement constitutes, and upon execution of the Ancillary Documents to which it is a party, such Ancillary Documents will constitute, the valid and legally binding obligation of it, enforceable in accordance with their terms and conditions.

3.03 Noncontravention.  The execution, delivery and performance by Seller or the Rentassured Seller, as applicable, of this Agreement does not, and the execution, delivery and performance by Seller or Rentassured Seller of the Ancillary Documents to which it, he or she is a party will not, and the consummation by Seller or the Rentassured Seller of the transactions contemplated hereby and thereby will not (i) violate in any material respect any Law, order or decree to which such Seller or Rentassured Seller is subject, (ii) breach or otherwise constitute or give rise to a default under, or permit the acceleration of any obligation under, any agreement, contract, lease, license, instrument or other arrangement to which Seller or Rentassured Seller is a party or by which Seller or Rentassured Seller is bound or (iii) result in the imposition of any Lien upon any of the Shares of the Seller.

ARTICLE IV

WARRANTIES OF SELLERS AND RENTASSURED SELLERS REGARDING THE COMPANY

Each Seller and Rentassured Seller, severally and not jointly, hereby warrants to Buyer that as of the Closing Date each of the following warranties is true, accurate and not misleading, subject only to any matter fairly disclosed in the Disclosure Letter and the limitations and qualifications set out in Articles VII:

4.01 Organization.

(a) The Company is a private limited company duly organized and validly existing under the Laws of England and Wales and has all requisite power and authority and all authorizations and Permits necessary to carry on the Business as now being conducted and to own, lease and operate its assets and properties.

(b) Each Subsidiary of the Company, each of which is listed on Schedule 4.01(b), is duly organized and validly existing under the Laws of England and Wales and has all requisite power and authority and all authorizations and Permits necessary to carry on the Business as now being conducted and to own, lease and operate its assets.  Neither the Company nor any Subsidiary has any ownership interest in any Person other than its Subsidiaries and is not a participant in any joint venture, partnership or similar arrangement with any other Person.

(c) The copies of the Memorandum and Articles of Association of the Company and each Subsidiary that have previously been delivered to Buyer are the true, accurate and complete formation and governing documents of the Company and each Subsidiary in effect as of the date hereof.  The minutes of meetings and the other records contained in the minute books of the Company and each Subsidiary that have been delivered previously to Buyer are the true and accurate records of such meetings, reflect the current ownership of all of the equity interests in the Company and each Subsidiary and reflect all material transactions and other matters required to be reflected in such records.

4.02 Capitalization.

(a) All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued and fully paid and are held of record by the Shareholders and in the amounts set forth on Schedule 4.02(a).  Such shares constitute the only class of equity interests of the Company and represent one hundred percent (100%) of the outstanding capital stock of the Company.

(b) The Company owns, directly or indirectly, all of the equity securities of each of its Subsidiaries.  The Company and the Subsidiaries are the only entities through which the Business of the Company is conducted.

(c) Except as set forth on Schedule 1.01, there are no outstanding subscriptions, options, warrants, calls, puts, rights, commitments or agreements of any nature whatsoever obligating any Seller, Rentassured, the Company or any Subsidiary to purchase, issue, transfer, deliver or sell, or cause to be purchased, issued, transferred, delivered or sold, any interests in the Company or any Subsidiary, and there are no outstanding securities or other rights which are convertible or exchangeable into any other equity interest in the Company or any Subsidiary.  Neither the Company, any Seller nor Rentassured is subject to any obligation to repurchase or otherwise acquire or retire or to register any equity interest in the Company or any Subsidiary.  No prior offer, issue, redemption, call, purchase, sale or transfer with respect to the capital stock of the Company or any Subsidiary has given or is reasonably likely to give rise to any claim or action of any nature whatsoever by any Person.

4.03 Noncontravention.  The execution, delivery and performance by each Seller and Rentassured Seller of this Agreement does not, and the execution, delivery and performance by such Seller and Rentassured Seller of the Ancillary Documents to which it, he or she is a party will not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate in any material respect any Law, order or decree to which the Company, any Subsidiary or the Business are subject, (ii) violate any provision of the Memorandum or Articles of Association or other governing documents of the Company or any Subsidiary; (iii) breach or otherwise constitute or give rise to a default under, or permit the acceleration of any obligation under, any agreement, contract, lease, license, instrument or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or its Subsidiaries are subject, except as would not, individually or in the aggregate, have a Material Adverse Effect or (iv) result in the imposition of any Lien upon any of the assets of the Company or its Subsidiaries.

4.04 Audited Financial Statements.  Schedule 4.04 contains the audited consolidated balance sheets of the Company as of September 19, 2005 and 2006, and the related consolidated audited profit and loss account and statement of cash flows for the twelve (12) month periods ended September 19, 2005 and 2006, including, in each case, the accompanying notes thereto (collectively, the “Audited Financial Statements”).  The Audited Financial Statements are true, correct and complete in all material respects, correctly reflect all assets and liabilities of the Company and its Subsidiaries as of the respective dates thereof, present fairly the financial condition of the Company and its Subsidiaries as of the respective dates and the results of its operations for the periods then ended, and correctly reflect and disclose all extraordinary items.  The Audited Financial Statements have been prepared (i) from, and are in accordance with, the books and records of the Company and its Subsidiaries and (ii) in conformity with UK GAAP.

4.05 Unaudited Financial Statements.  Schedule 4.05) contains the unaudited consolidated balance sheets of the Company as of five (5) month period ended February 19, 2007, and the related unaudited consolidated profit and loss account and statement of cash flows for the five month period ended February 19, 2007 (collectively, the "Unaudited Financial Statements").  The Unaudited Financial Statements have been prepared in accordance with accounting policies consistent with those used in preparing the Audited Financial Statements and have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.  The Unaudited Financial Statements are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Company and its Subsidiaries as at the date they were prepared and do not materially misstate the profits of the Company and its Subsidiaries for the period to which they relate.

4.06 Ordinary Course of Business.  Except as set forth on Schedule 4.06, since September 19, 2006, the Company and its Subsidiaries have conducted the Business in the Ordinary Course of Business and, without limiting the generality of the foregoing, since such date:

(a) neither the Company nor any Subsidiary has suffered any Material Adverse Effect;

(b) the Company and its Subsidiaries have used commercially reasonable efforts to preserve the Business and maintain good relations with its customers and vendors;

(c) there has not been any change in any method of accounting or accounting practice or procedure of the Company or its Subsidiaries;

(d) neither the Company nor any Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than on an arm’s-length basis in the Ordinary Course of Business and in no event in excess of £5,000 whether or not on an arm’s length basis in the Ordinary Course of Business;

(e) neither the Company nor any Subsidiary has (i) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving individually more than £5,000, or (ii) amended, terminated or waived any material right under any agreement, contract, lease or license material to the Company or the Business;

(f) no party (including the Company) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving individually more than £5,000 to which the Company or any Subsidiary is a party;

(g) there has been no material destruction or loss of or to any of the assets or properties of the Company or its Subsidiaries, whether or not covered by insurance, or any material deterioration in the condition of such assets and properties;

(h) there is no current transaction or agreement (other than related to employment) between the Company or any Subsidiary, on the one hand, and any Seller or any of the Company’s or any Subsidiary’s officers, agents or employees, on the other hand, and there is no loan (other than the McKenzie Loan) or advance currently outstanding between the Company or any Subsidiary, on the one hand, and any Seller or any of the Company’s officers, agents or employees, on the other hand;

(i) neither the Company nor any Subsidiary has entered into any employment contract providing for base compensation in excess of £20,000 and/or any agreement requiring the Company or any Subsidiary to make any severance or similar payment, written or oral, or modified the terms of any such existing contract or agreement;

(j) neither the Company nor any Subsidiary has (i) granted any increase in compensation, (ii) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, or (iii) made any other change in employment terms for any of its officers, employees or independent contractors, other than in the Ordinary Course of Business;

(k) the Company has not made any declaration, setting aside or payment of any distribution (whether in cash, stock or property) with respect to the capital stock of the Company and has not redeemed any shares of its capital stock;

(l) neither the Company nor any Subsidiary has incurred, assumed or guaranteed any liability or obligation (absolute, accrued, contingent or otherwise) other than in the Ordinary Course of Business;

(m) neither the Company nor any Subsidiary has permitted any of its assets or properties to be subjected to any Liens;

(n) no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting and to convert the company from a public limited company to a limited liability company);

(o) to the Knowledge of the Company there has been no change in any Law applicable to the Business that would have a Material Adverse Effect;

(p) neither the Company nor any Subsidiary has entered into any contract or made any commitment to take any of the actions listed in clauses (a) through (n) above.

4.07 Undisclosed Liabilities.  To the Knowledge of the Company, neither the Company nor any Subsidiary has any debts, liabilities, indebtedness or obligations of any nature (whether accrued or not, absolute or contingent, liquidated or unliquidated, due or to become due, known or unknown, asserted or unasserted, determined or determinable, or otherwise) except for (i) liabilities reflected and reserved against in the Financial Statements and (ii) trade accounts payable that have arisen after February 19, 2007 in the Ordinary Course of Business.

4.08 Title to Assets.  The Company (or its Subsidiaries, as applicable) owns all of its assets and properties free and clear of any and all Liens.  The assets and properties of the Company and its Subsidiaries constitute all material assets and properties necessary to conduct the Business as now carried on.

4.09 Personal Property.

(a) All of the tangible assets of the Company and its Subsidiaries are in a reasonable state of repair and operating condition (normal wear and tear excepted) and are not dangerous.

(b) Schedule 4.09(b) sets forth (i) each vehicle, including title and mileage information, owned or leased by the Company and (ii) the terms and amount of any allowances for motor vehicle operation made to employees of the Company.

4.10 Tax Matters.

(a) All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company or any Subsidiary to any Taxing Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete in all material respects when supplied and remain accurate and complete in all material respects.  None of the above is, or is likely to be, so far as the Sellers are aware, the subject of any material dispute with any Taxing Authority.

(b) All Taxation (whether of the UK or elsewhere), for which the Company or any Subsidiary has been liable or is liable to account for, has been duly paid (insofar as such Taxation ought to have been paid).

(c) The Company and each Subsidiary have, within applicable time limits, maintained all records in relation to Taxation as they are required to maintain.  The Company and each Subsidiary have complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxing Authority.

(d) Neither the Company nor any Subsidiary has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

(e) Neither the Company nor any Subsidiary has paid, within the past seven years ending on the date of this Agreement, or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute.

(f) All Taxation and national insurance deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company or any Subsidiary.  All amounts due to be paid to the relevant Taxing Authority prior to the date of this Agreement have been so paid, including without limitation all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any Subsidiary or any Persons required to be treated as such.

(g) As at 19 February 2007, neither the Company nor any Subsidiary is involved in any dispute with any Taxing Authority and has not, within the past 12 months, been subject to any non-routine visit, audit, investigation, discovery or access order by any Taxing Authority.  The Sellers are not aware of any circumstances existing which make it likely that a non-routine visit, audit, investigation, discovery or access order will be made in the next 12 months.  Schedule 4.10(g) contains details of any concession, agreements or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Taxation legislation, published extra-statutory concessions and published statements of practice) with any Taxing Authority.

(h) Schedule 4.10(h) contains details of all transactions, schemes or arrangements in respect of which the Company or any Subsidiary has been a party or has been involved for which a statutory clearance application was made.  Schedule 4.10(h) also contains copies of all relevant applications for clearances and copies of all clearances obtained in connection with such transactions, schemes or arrangements.  All such clearances have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto.  All such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

(i) Neither the Company nor any Subsidiary is liable to make to any Person (including any Taxing Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other Person (other than the Company or any Subsidiary).

(j) The Audited Financial Statements make full provision or reserve within UK GAAP for any period ended on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company or the relevant Subsidiary, or for which the Company or the relevant Subsidiary is accountable at that date, whether or not the Company or that Subsidiary has (or may have) any right of reimbursement against any other Person.  Proper provision has been made and shown in the Financial Statements for deferred taxation in accordance with UK GAAP or international financial reporting standards as applicable.

(k) Chargeable Gains.  The book value shown in, or adopted for the purposes of, the Financial Statements as the value of each of the assets of the Company or any Subsidiary, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

(l) Capital Losses.  No capital loss has occurred to the Company or any Subsidiary in disqualifying circumstances within the meaning of section 8(2)(b) of TCGA 1992.

(m) Capital Allowances.  The Company has sufficient records to enable it to determine for capital allowances purposes the treatment of any of its assets if a disposal of any of those assets was to be made at Closing.  Schedule 4.10(m) contains full details of all capital allowances to which the Company is entitled under Chapter 14 of Part 2 of CAA 2001 (Fixtures).

(n) Distributions and Other Payments.  No distribution or deemed distribution, within the meaning of sections 209, 210 or 211 of ICTA 1988, has been made by the Company or any Subsidiary, except dividends shown in the Financial Statements, and neither the Company nor any Subsidiary is bound to make any such distribution.  No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company or any Subsidiary, or which the Company or any of the Subsidiaries is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes (other than expenses of entertainment not exceeding [£10,000]).  Neither the Company nor any Subsidiary has, within the period of seven years preceding Closing, been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

(o) Close Companies.

(i)	Neither the Company nor any Subsidiary is, nor has ever been, a close investment-holding company as defined in section 13A of ICTA 1988.

(ii)
No distribution within section 418 of ICTA 1988 has been made by the Company or any Subsidiary during the last six years ending 19 February 2007, nor have such distributions been made between 19 February 2007 and Closing.

(iii)
Any loans or advances made, or agreed to be made, by the Company or any Subsidiary within sections 419 and 420 or 422 of ICTA 1988 have been disclosed in Schedule 4.10(o).  Neither the Company nor any Subsidiary has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(p) Group Relief.  Except as provided in the Audited Financial Statements, neither the Company nor any Subsidiary is, or will be, obliged to make or be entitled to receive any payment in pursuance of an agreement as respects amounts surrendered by way of group relief to or by the Company or any Subsidiary in respect of any period ending on or before Closing, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

(q) Groups of Companies.  The Company and any Subsidiary together comprise a group for the purposes of Chapter IV of Part X of ICTA 1988 and, so far as the Seller is aware, there are no circumstances or arrangements as a result of which any Subsidiary or the Company will cease to form part of such group.  Neither the Company nor any Subsidiary has entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.  Neither the execution nor completion of this Agreement, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes under section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002, paragraph 12A of Schedule 9 to the Finance Act 1996, paragraph 30A of Schedule 29 to the Finance Act 2002, or as a result of any other Event (as defined in the Tax Deed).  Neither the Company nor any Subsidiary has ever been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

(r) Intangible Assets.  For the purposes of this Section 4.10(r), references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which that Schedule applies.  References to an intangible fixed asset shall be construed accordingly.

(i)           No claims or elections have been made by the Company or any Subsidiary under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company or any Subsidiary.

(s) Company Residence, Treasury Consents and Overseas Interests.

(i)           The Company and the Subsidiaries have, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose.

(ii)           Neither the Company nor any Subsidiary has caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies) without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate).

(iii)           Neither the Company nor any Subsidiary holds shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company and/or any Subsidiary pursuant to section 13 of TCGA 1992.

(iv)           Neither the Company nor any Subsidiary is holding, or has held in the past seven years, any interest in a controlled foreign company within section 747 of ICTA 1988.  Neither of the Company nor any Subsidiary has any material interest in an offshore fund as defined in section 759 of ICTA 1988.

(v)           Neither the Company nor any Subsidiary has, or within the last seven years has had, a permanent establishment outside the UK.

(vi)           Neither the Company nor any Subsidiary is an agent or permanent establishment of another company, Person, business or enterprise for the purpose of assessing the company, Person, business or enterprise to Taxation in the country of residence of the Company or any Subsidiary.

(t) Anti-Avoidance.  All transactions or arrangements made by the Company or any Subsidiary have been made on fully arm's length terms.  There are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxing Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes, and no notice or enquiry has been made by any Taxing Authority in connection with any such transactions or arrangements.

(u) Inheritance Tax.

(i)           Neither the Company nor any Subsidiary has:

(A) made any transfer of value within sections 94 and 202 of IHTA 1984; or

(B) received any value such that liability might arise under section 199 of IHTA 1984; or

(C) been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

(ii)           There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company or any Subsidiary.  None of them are subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA 1984.

(iii)           No asset owned by the Company or any Subsidiary, nor the Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(l) of IHTA 1984.

(v) Value Added Tax.

(i)           The Company is registered, for the purposes of VAT, with quarterly prescribed accounting periods.  Such registration, as is referred to in Section 4.10(v)(i), is not pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs.  The Company is not (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.  The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

(ii)           No act or transaction has been effected in consequence of which the Company or any Subsidiary is held liable for any VAT arising from supplies made by another company.  No direction has been given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company or any Subsidiary would be treated for the purposes of VAT as a member of a group other than the group comprising the Company and the Subsidiaries alone.

(iii)           For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company, any Subsidiary and any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) have each exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those properties listed as having been the subject of such an election in Schedule 4.10(w)(iii).

(iv)           Neither the Company nor any Subsidiary owns, or has at any time since their formation owned, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

(w) Stamp Duty, Stamp Duty Land Tax and Stamp Duty and Stamp Duty Reserve Tax.

(i)           Any document that may be necessary in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at Closing, and each document which the Company or any Subsidiary may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes.  No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

(ii)           Neither entering into this Agreement nor Closing will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Closing to the Company or any Subsidiary.

(iii)           Schedule 4.10(x)(iii) sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company or any Subsidiary before Closing in respect of which the Sellers are aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Closing.  The Company and any Subsidiary has complied in all respects with the provisions of Part IV of Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

(x) Tax Sharing.  Neither the Company nor any Subsidiary is bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company or any Subsidiary would not be time barred.

4.11 Leased Real Property.

(a) Neither the Company nor any Subsidiary owns, directly or indirectly, any real property.  Schedule 4.11(a) lists all real property used in the conduct of the Business and leased or subleased to the Company or any Subsidiary (the “Leased Real Property”) and identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option.  The Company has made available to Buyer prior to the Closing true, accurate and complete copies of the leases and subleases listed on Schedule 4.11(a) (as amended to date) (each, a “Real Property Lease”).

(b) To the Knowledge of the Company, (i) there are no actions, suits, claims, demands or proceedings of any kind or nature, legal or equitable, affecting the Leased Real Property or any portion thereof to which the Company or any Subsidiary is a party, and (ii) there are no Liens, special assessments, easements, reservations, restrictions or covenants other than matters of public record affecting the Company's or any Subsidiary’s interest in any of the Leased Real Property.

(c) Neither the Company nor its Subsidiaries has any actual or potential continuing liability in respect of any other property formerly owned or occupied by the Company or its Subsidiaries either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment by the Company or its Subsidiaries or under an authorised guarantee agreement.

(d) Neither the Company nor its Subsidiaries retains any liability as a guarantor or surety for the obligations of any other Person in relation to any property now or formerly owned, leased, occupied or used by any such Person.

(e) No planning contravention notices, breach of condition notices, enforcement notices or stop notices have been issued by any local planning authority to the Company or any Subsidiary in respect of the Leased Real Property nor have any other enforcement action (including the exercise of any right of entry or proceedings for injunctive relief) been taken by any such authority in relation to the Company or any Subsidiary and no such notice has been threatened and to the Knowledge of the Company there are no circumstances which may lead to the same.

(f) To the Knowledge of the Company, there are no compulsory purchase notices, orders, proposals, schemes or resolutions made or contemplated affecting the Leased Real Property or the building of which it forms part.

(g) The existing uses at Leased Real Property by the Company are the lawful and permitted uses under the Planning Acts.

(h) The Company or its Subsidiary, as applicable, has paid the rent, additional rent, service charges and other payments and observed and performed the covenants on the part of the tenant and the conditions contained in any leases (which expression includes underleases) or licences under which the Leased Real Property are held and the last demands for rent (or receipts if issued) were unqualified and all such leases or licences are valid and enforceable

(i) The Leased Real Property benefits from all rights and easements necessary for its use and enjoyment by the Company in the conduct of the Business and to the Knowledge of the Company no right or easement is restricted in any way.

(j) Each service necessary for the use of the Leased Real Property in the carrying on of the Business as currently conducted (including without limitation electricity, gas, water, sewerage, drainage and telecommunications) is available.

(k) Access to and egress from the Leased Real Property is sufficient for its Business as currently conducted.

(l) There are no disputes, actions, claims or demands to which the Company is a party with any adjoining or neighbouring owner with respect to any boundary walls and fences or with respect to any easement, right or means of access to the Leased Real Property or their use and occupation or in relation to any neighbouring property or its use or occupation nor has the Company had any occasion to make any claim or complaint and none are anticipated and the Company is not aware of any circumstance that may lead to the same and no notices affecting any of the Leased Real Property has been given or received.

4.12 Contracts.  Schedule 4.12 lists the following contracts and other agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(b) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration or performance having a value in excess of £5,000;

(c) any agreements and licenses in respect of Intellectual Property;

(d) any partnership, joint venture, operating or similar agreement;

(e) any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed any indebtedness or any capitalized lease obligation or under which a Lien has been imposed on any of the Company’s or its Subsidiaries’ assets;

(f) any confidentiality or noncompetition agreement or any other agreement that limits the freedom of the Company or any Subsidiary (i) to compete in any line of business with any Person or in any area or (ii) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of its assets;

(g) any agreement under which the Company or any Subsidiary has advanced or loaned any amount of money to a Seller or any Shareholder, officer or employee of the Company or any Subsidiary;

(h) any other agreement (or group of related agreements) (i) material to the Business of the Company and its Subsidiaries that is not cancelable by the Company or any Subsidiary on notice of not longer than thirty (30)-days without liability, penalty or premium of any kind, except liability that arises as a matter of Law upon termination of employment, or (ii) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

(i) any agreement (or group of related agreements) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(j) any agreement for which the Company or any Subsidiary is obligated to obtain the consent of any other party thereto upon consummation of the transactions contemplated by this Agreement;

(k) any contract, agreement or other arrangement entitling any Person to any severance or other benefits upon a change of control of the Company; and

(l) any other agreement that is material to the Business or the Company’s operations.

The Company has made available to Buyer a true, correct and complete copy of each written agreement listed on Schedule 4.12 (as amended to date) and a brief written summary setting forth the terms and conditions of any oral agreement referred to on Schedule 4.12.  With respect to each such agreement:  (i) the agreement is legal, valid, binding and enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms and, to the Company’s Knowledge, each other party thereto and will continue to be so on identical terms immediately after giving effect to the consummation of the transactions contemplated hereby; (ii) neither the Company nor any Subsidiary is in material breach or default and, to the Company’s Knowledge, no other party is in material breach or default; and (iii) to the Company’s Knowledge, no party has repudiated any provision of the agreement.  MEM Consumer Finance Limited has complied in all material respects with the terms and conditions of the agreement for an overdraft facility with the Bank of Scotland dated 16 March 2006, including, but not limited to, the pre-conditions to be met prior to utilisation of such facility and the ongoing obligations of such facility.

4.13 Accounts Receivable.

(a) Schedule 4.13(a) sets forth a true and complete list of all accounts receivable of the Company and its Subsidiaries current through the last business day prior to the date of this Agreement, which list contains true and correct information with respect to aging, status, billing, rate and other relevant information.  None of such accounts receivable has been written off by the Company or its Subsidiaries since February 19, 2007.

(b) All accounts receivable of the Company and its Subsidiaries resulting from indebtedness of its customers (i) are current, valid and at the time of their creation complied in all material respects with applicable Laws, (ii) represent monies due for services rendered by the Company or its Subsidiaries in the Ordinary Course of Business pursuant to the standard customer agreements of the Company and its Subsidiaries, (iii) are not subject to any defenses, rights of set-off, assignment, restrictions or Liens and (iv) do not include any amounts owed to the Company and its Subsidiaries by any Seller or any Shareholder, officer or employee of the Company or its Subsidiaries or any relative of any such Person.

4.14 Insurance.  Details of policies of insurance and bonds providing coverage for the Company and its Subsidiaries and their officers and employees in their capacities as such are set out in Schedule 4.14, complete and correct copies of which have been delivered to the Buyer.  To the Company’s knowledge such policies of insurance are reasonably adequate for the Business and sufficient for compliance with all applicable Laws and contracts to which the Company or any Subsidiary is a party.  The Company is in compliance in all material respects with the terms, obligations and provisions of all such policies of insurance and bonds, has paid all premiums due thereon, and has not received any written notice of cancellation with respect thereto.  The Company has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect to any of such policies.  There have been no lapses (whether cured or not) in the coverage provided under the insurance policies referenced herein during the term of such policies, as extended or renewed.

4.15 Employees.

(a) The Company has previously delivered to Buyer a schedule setting forth a true, correct and complete list of the names, positions and compensation (broken down by category, e.g. salary or rate of pay, contractual or discretionary bonus, profit-share, commission, or other incentive scheme arrangements) and any benefits or emoluments provided, together with the date and amount of the last increase in compensation, the date of continuous period of employment, notice periods, sick pay entitlements and holiday entitlement of all employees employed in the Business at Closing ("the Employees").  Schedule 4.15(a) lists all past and all currently effective employment agreements and other agreements concluded with the Employees, including, without limitation, all intellectual property and non-competition agreements.  The Company has previously provided to Buyer true, correct and complete copies of all such written agreements.  To the Knowledge of the Company, no Employee has any intention to terminate employment with the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise.

(b) The Company has provided a schedule of the terms of engagement of all persons providing services, directly or indirectly, to the Company or any Subsidiary other than as an Employee (including agency staff, consultants or workers) ("Non-Employees"), setting forth a true, correct and complete list of the names, positions and compensation (broken down by category, e.g. salary or rate of pay, contractual or discretionary bonus, profit-share, commission, or other incentive scheme arrangements) and any benefits or emoluments provided to Non-Employees, together with the date and amount of the last increase in compensation, the date of commencement of the engagement, the role they undertake, the number of hours per week they commit to the Company and the notice period required to terminate the relationship.  True, correct and complete copies of all consultancy agreements and other documents relating to the engagement of Non-Employees have been provided to the Buyer.

(c) No employment or employment-related claim currently exists or is pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any employees or officers of the Company or any Subsidiary.

(d) In respect of each Employee and Non-Employee, the Company has performed all material obligations and duties required by Law to be performed by it and has settled all outstanding claims and debts (whether arising under contract, statute, common law or otherwise).

(e) Every Employee and Non-Employee is legally permitted to work and remain in the United Kingdom.

(f) Neither the Company nor any Subsidiary has offered, in the six (6) months immediately prior to date of this Agreement, promised or agreed to any variation of any of the terms of employment or engagement of any of the Employees or Non-Employees, such variation to take effect after Closing.

4.16 Employee Benefits.

(a) Neither the Company nor any Subsidiary is a party to, bound by or proposing to introduce in respect of any of its Employees, Non-Employees, or officers of the Company or any Subsidiary, any incentive plan or share participation rights, including employee share option, share award, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary is a party to, sponsor of, bound by or proposing to introduce any pension arrangement or plan (whether a defined contribution or defined benefit plan, stakeholder plan, occupational pension plan, group personal pension plan, or otherwise) for the benefit of Employees, Non-Employees or officers of the Company or any Subsidiary, or any of their dependents.

(c) Neither the Company nor any Subsidiary is under any obligation to pay, provide or contribute towards any other retirement, disability or insurance fund or plan for the benefit, or in respect of, any Employee or Non-Employee, or any spouse, child or dependant of any Employee or Non-Employee.

4.17 Collective Bargaining; Labor Disputes.

(a) There are no employee representation agreements or arrangements, letters of understanding, formal or informal, with any union, labour organization, works council or employee body representing any of the Employees or Non-Employees and there is no effort by or on behalf of any labour organization, works council or employee body to organize any such representation arrangements for collective bargaining, or other collective employment purposes.

(b) The Company and each Subsidiary is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment (including equal pay laws), wages, health and safety and hours.  No labour industrial action is actually pending or, to the Knowledge of the Company, being threatened against, or affecting, the Company or any Subsidiary.

4.18 Environmental Compliance.

(a) The Company and its Subsidiaries are currently, and at all times during the Company’s or its Subsidiaries’ ownership and/or operation of the Business has been, in compliance in all material respects with all applicable Environmental Laws.  At all times during the Company’s or its Subsidiaries’ occupancy and/or operation of the Leased Real Property, there has not been, and there is not now occurring, any Release of any Hazardous Material or any Contamination on, under or from the Leased Real Property.  No Environmental Action is pending, has been asserted in writing against or, to the Knowledge of the Company, is threatened against the Company or its Subsidiaries and to the Knowledge of the Company no circumstances or conditions exist which may give rise to any such Environmental Action.

(b) The Company and its Subsidiaries have obtained and maintained in full force and effect all Permits required by any applicable Environmental Laws necessary to conduct the Business, and to occupy or operate the Leased Real Property (collectively the “Environmental Permits”).  The Company and its Subsidiaries have conducted their activities and the Business in compliance in all material respects with all terms and conditions of any Environmental Permits.  The Company and its Subsidiaries have filed all reports and notifications required to be filed under applicable Environmental Laws and Environmental Permits.

(c) Neither the Company nor any Subsidiary has stored, transported, handled, treated, processed, used or disposed of any Hazardous Materials on, in or under the Leased Real Property, including specifically, but not limited to, PCBs, asbestos or asbestos containing materials, radon, urea formaldehyde or radioactive materials, except any of the foregoing permitted by, and made in accordance with, applicable Environmental Laws and Environmental Permits.

(d) With respect to the Leased Real Property, the Company has not received any notification pursuant to any Environmental Laws, nor does the Company have any Knowledge, that (i) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any license, permit or approval issued pursuant thereto, or (ii) any Environmental Permit is about to be made subject to limitations or conditions, revoked, withdrawn or terminated.

(e) The Company has previously delivered to Buyer a copy of all reports, assessments, investigations, permits, correspondence and other documents and information whatsoever in the possession of the Company that relate to the compliance status of the Company or its Subsidiaries under any Environmental Laws.

(f) To the Knowledge of the Company, neither the Company nor its Subsidiaries has any liability (actual or contingent) under any Environmental Laws to make good, repair reinstate or clean up any property previously owned, occupied or used by the Company or its Subsidiaries.

4.19 Litigation.  There is no litigation, action, suit, arbitration, mediation or hearing pending or, to the Knowledge of the Company, threatened against the Company , its Subsidiaries or a Person for whose acts or defaults the Company or the Subsidiaries may be vicariously liable.  No judgment, award, order or decree has been rendered against the Company, any Subsidiary or a Person for whose acts or defaults the Company or the Subsidiaries may be vicariously liable that is still outstanding.  There is no action or suit brought by the Company, any Subsidiary or a Person for whose acts or defaults the Company or the Subsidiaries may be vicariously liable pending or threatened against any other party, including, without limitation, any action brought by the Company to enforce any noncompetition agreement.

4.20 Legal Compliance.

(a) The Company and each Subsidiary have complied in all material respects with all Laws applicable to the Company, its Subsidiaries and the Business, and neither the Company nor any Subsidiary has received any notice of any violation of any such Laws.

(b) Without prejudice to the generality of Section 4.20(a), the Company and each Subsidiary, and the advertisements, contractual documentation (including pre-contract information, and copy documents), notices and information used by them in the conduct of the Business, have complied in all material respects with the Financial Services (Distance Marketing) Regulations 2004, the Data Protection Act 1998, the Consumer Credit Act 1974 (as amended), and the regulations made thereunder (collectively, the “CCA”).

4.21 Licence Permissions and Consents.

(a) The Company and the Subsidiaries have all Permits material for the carrying on of the Business and all such Permits are in full force and effect and, to the Knowledge of the Company, there are no circumstances indicating that any of such Permits is likely to be revoked or not renewed in the ordinary course.

(b) The Company and each Subsidiary holding a Permit has complied in all material respects with the terms and conditions applicable to it and with all statutory requirements relevant to it, including without limitation the prompt filling of all returns, accounts and information required in respect of the Business conducted pursuant to such Permit.

(c) No objections were raised on the latest renewal of any Permit held by the Company or any Subsidiary and to the Company’s Knowledge there is no reason why any Permit should be cancelled, revoked, varied, not renewed or made subject to any material additional terms or conditions.

(d) Without prejudice to the generality of this Section 4.21, MEM Consumer Finance Limited has held the appropriate Permit under the CCA at all times when it has engaged in an activity for which such a Permit was required, and there are no circumstances indicating that the Permit is likely to be revoked or not renewed in the ordinary course.

(e) Without prejudice to the generality of Section 4.21, all businesses which have effected introductions to MEM Consumer Finance Limited of individuals desiring to obtain credit, held the appropriate Permit under the CCA at the time of that introduction.

(f) The Company and the Subsidiaries do not conduct any regulated activity (as defined by the Financial Services and Markets Act 2000).

(g) Without prejudice to the generality of this Section 4.21, MEM Telecommunications Limited has held the appropriate Permit under the CCA at all times when it has engaged in any activity for which such a Permit was required, and there are no circumstances indicating that the Permit is likely to be revoked or not renewed in the ordinary course.

4.22 Investigations.  The Company and the Subsidiaries are not and have not been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial, regulatory or otherwise) in any jurisdiction and none is pending or, to the Company’s Knowledge, threatened, and neither have they received any request for information from, any Governmental Entity (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction.  To the Company’s Knowledge, no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

4.23 Insolvency.

(a) No order has been made, petition presented or resolution passed for the winding up of or for the appointment of a provisional liquidator to the Company or the Subsidiaries.

(b) No administration order has been made and no petition for an administration order has been presented in respect of the Company or the Subsidiaries.

(c) No receiver, receiver and manager or administrative receiver  has been appointed of the whole or part of either the Company’s or the Subsidiaries’ Business or assets.

(d) No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of the Company or the Subsidiaries.

(e) No compromise or arrangement under section 425 of the Companies Act 1985 has been proposed, agreed to or sanctioned in respect of the Company or the Subsidiaries.

(f) Neither the Company nor the Subsidiaries have entered into any compromise or arrangement with its respective creditors or any class of its respective creditors generally.

(g) Neither the Company nor the Subsidiaries are unable to pay their debts within the meaning of section 123 of the Insolvency Act 1986 (but for this purpose ignoring the reference to “if it is proved to the satisfaction of the court that” in section 123(1)(e) and 123(2).

(h) Neither the Company nor the Subsidiaries have stopped paying their debts as they fall due.

(i) No distress, execution or other process has been levied on an asset of the Company or the Subsidiaries.

(j) There is no unsatisfied judgment or court order outstanding against the Company or the Subsidiaries.

(k) No action is being taken by the Registrar of Companies to strike the Company or the Subsidiaries off the register under section 652 of the Companies Act 1985.

4.24 Certain Business Relationships.  No Seller, Rentassured Seller or any Affiliate or relative of any Seller or Rentassured Seller (i) has been involved in any business arrangement or relationship (other than an employment relationship) with the Company or any of its Subsidiaries within the past twelve (12) months or (ii) owns any asset, tangible or intangible, that is used in the Business.

4.25 Intellectual Property.

(a) Schedule 4.25(a) identifies all Intellectual Property that is licensed to the Company or any Subsidiary or that is not owned solely by the Company or its Subsidiaries free and clear of any and all Liens.

(b) The Company or its Subsidiaries own good, valid, legal and beneficial title to, or, with respect to Intellectual Property licensed to the Company or its Subsidiaries, a valid right to use, all of the Intellectual Property.  The current and past conduct of the Business and the use by the Company and its Subsidiaries of the Intellectual Property does not infringe, and neither the Company nor any Subsidiary has received any notice or claim alleging infringement of, any intellectual property right of any third party.  Neither the Company nor any of its officers or employees with responsibility for Intellectual Property matters has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the intellectual property rights of any third party (including any claim that the Company or any Subsidiary must license or refrain from using any intellectual property rights of any third party).  To the Company’s Knowledge, none of the owned Intellectual Property of the Company or its Subsidiaries is being infringed upon by another Person.

(c) Neither the Company nor any Subsidiary has granted any license or other right to use, in any manner, any item of Intellectual Property, whether or not requiring the payment of royalties, and no third party has any right to use any of the Intellectual Property owned by the Company or any Subsidiary.  Neither the Company nor any Subsidiary has licensed, leased, sold or otherwise transferred or disclosed the source code for any of the Intellectual Property owned by the Company or any Subsidiary to any Person other than to the Company’s employees.

4.26 Information Technology and Data Protection.

(a) The Systems used in connection with the Business are adequate for the current needs of that business, including without limitation as to the system capacity and ability to process current peak volumes in a timely manner.

(b) In the 12 months prior to the date hereof the Company and the Subsidiaries have not suffered and to the Company’s Knowledge no other Person has suffered any failures or bugs in or breakdowns of any System used in connection with the Business which have caused any substantial disruption or interruption in or to its use and to the Company’s Knowledge there is no fact or matter which may so disrupt or interrupt or affect the use of such equipment following the acquisition by the Buyer of the Shares pursuant to this Agreement on the same basis as it is presently used.

(c) All Systems used in the Business are Data Compliant.

(d) None of the software or technical manuals used by the Company or its Subsidiaries has been copied wholly or substantially from any material in which the Company or its Subsidiary does not own copyright.

(e) All Systems, excluding software, used in the Business are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company.  No action will be necessary to enable such Systems to continue to be used in the Business to the same extent and in the same manner as they have been used prior to the date hereof.

(f) The Systems used in connection with the Business are and will continue to be capable of receiving and processing data (including, without limitation, effecting conversions between the Euro and national currencies, calculating and producing dual and multi-currency invoices, performing triangulation calculations and processing day-counts for the purpose of interest rate calculations) in accordance with the provisions of Council Regulation 1103/97 and any other regulation or relevant applicable legislation from time to time made pursuant to the Treaty of Rome (together the “European Regulations”) and any market conversion that is attributable to the provisions of the European Regulations or their subject matter.

(g) The Company and the Subsidiaries are validly licensed to use the software used in the Business and no action will be necessary to enable it to continue to use such software to the same extent and in the same manner as they have been used prior to the date hereof.

(h) The Company and the Subsidiaries comply in full with, and have in place all necessary registrations/notifications and procedures to comply with the Data Protection Act 1984 and the Data Protection Act 1998.  In particular, the Company and the Subsidiaries have set up procedures to obtain all necessary consents and to ensure compliance with the information provision requirements of the Data Protection Act 1998.

4.27 Brokers’ Fees.  Except as set forth on Schedule 4.27, neither the Company nor any Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.28 Ethical Practices.  Neither the Company nor any of its representatives has, directly or indirectly, used funds or other assets of the Company, or made any promise or undertaking in such regard, for any illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund, and there have been no false or fictitious entries made in the books or records of the Company relating to any such illegal payment or secret or unrecorded fund.

4.29 Bank Accounts.  Schedule 4.29 sets forth a true, correct and complete list of each bank or financial institution in which the Company or any Subsidiary has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

4.30 Accuracy of Information.  The Disclosure Letter sets out all matters which are necessary to qualify the statements set out in this Article IV of the Agreement (other than this Section 4.30) in order for such statements when so qualified to be fair and not misleading in any material respect.  To the Company’s knowledge, all information and data provided to Buyer or its representatives by or on behalf of Sellers were true and accurate in all material respects as of the date thereof; provided, however, that no representation is being made by Sellers regarding any information or data that constitutes projections, predictions, pro formas or other forward looking information of any nature.

4.31 Miscellaneous.  Each Seller acknowledges that the Buyer is entering into this Agreement in reliance on each warranty of the Company and the Sellers contained in this Agreement (together the "Warranties") and that each Warranty has also been given with the intention of inducing the Buyer to enter into this Agreement.  Each of the Warranties shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.  The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Closing.

ARTICLE V

WARRANTIES OF BUYER

Buyer hereby warrants to the Sellers and Rentassured Sellers that as of the Closing Date each of the following warranties is true, accurate and not misleading:

5.01 Organization.  Buyer is a private limited company duly organized and validly existing under the Laws of England and Wales and has all requisite power and authority and all authorizations and Permits necessary to carry on its business as now being conducted and to own, lease and operate its assets and properties.

5.02 Authority; Enforceability.  Buyer has the right, legal capacity and corporate authority to enter into, execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement constitutes, and upon execution of the Ancillary Documents to which Buyer is a party, such Ancillary Documents will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their terms and conditions.

5.03 Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.01 Further Conveyances and Assumptions.  Following the Closing, Sellers, Rentassured Sellers, Buyer and the Company shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Sellers, Rentassured Sellers, Buyer or the Company (as the case may be) that all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed or transferred to Buyer or Sellers or retained by the Company (as the case maybe) under this Agreement are so conveyed, transferred or retained, and to otherwise make effective the transactions contemplated hereby and thereby.

6.02 Confidentiality; Non-Competition; Non-Solicitation

(a) Each Seller and Rentassured Seller shall hold in confidence at all times after the date hereof all Proprietary Information, and shall not disclose, publish or make use of Proprietary Information at any time after the date hereof without the prior written consent of Buyer.  Notwithstanding the foregoing, the confidentiality obligations of this Section 6.02(a) shall not apply to information that is required to be disclosed pursuant to an order of a judicial authority or Governmental Entity having competent jurisdiction (provided such Seller if legally permitted provides Buyer with reasonable prior written notice thereof) or can be shown to have been generally available to the public at the time of disclosure to such Seller other than as a result of a breach of this Section 6.02(a).

(b) Each Management Shareholder hereby acknowledges that the Business of the Company and its Subsidiaries is conducted throughout the Territory.  Each Management Shareholder acknowledges that to protect adequately the interest of Buyer in the Business and its assets, it is essential that any noncompetition and nonsolicitation covenant with respect thereto cover all of the Business and the entire Territory.  No Management Shareholder nor any of his or her Affiliates shall, during the Non-Compete Period, in any manner, directly or indirectly or by assisting others, engage in business with, have an equity or profit interest in or render services of any kind (including of an executive, marketing, sales, manufacturing, research and development, administrative, financial, independent contractor or consulting nature) to any Person (other than to the Company and its Affiliates) that engages in the Business in the Territory.

(c) No Management Shareholder nor any of his or her Affiliates shall, during the Non-Compete Period, in any manner, directly or indirectly or by assisting any other Person, recruit or hire away or attempt to recruit or hire away, on any of their behalves or on behalf of any other Person, any employee of the Company or any of its Subsidiaries with respect to the Business.

(d) No Management Shareholder nor any of his or her Affiliates shall during the Non-Compete Period, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any Person, other than for the direct benefit of Buyer, the Company or their Affiliates:  (i) solicit or contact any customers of the Company or its Subsidiaries that are located within the Territory (including actively sought prospective customers) for the purpose of providing services or products within the Territory the same as, or substantially similar to, those provided by Buyer, the Company or their Affiliates; (ii) solicit, induce or encourage any customer of the Company or its Subsidiaries that is located within the Territory to terminate or modify any business relationship with the Company or its Subsidiaries.

(e) In the event a judicial or arbitral determination is made that any of the provisions of this Section 6.02 constitutes an unreasonable or otherwise unenforceable restriction against any Management Shareholder or any Affiliate of any Management Shareholder, the provisions of this Section 6.02 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Management Shareholder or such Affiliate of Management Shareholder.  In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6.02 and to apply the provisions of this Section 6.02 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Section 6.02 is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to seek monetary damages as a result of the breach of such provision by any Management Shareholder or any Affiliate of any Management Shareholder.  The time period during which the prohibitions set forth in this Section 6.02 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any Management Shareholder or any Affiliate of any Management Shareholder violates such prohibitions in any respect.

(f) Any remedy at law for any breach of the provisions contained in this Section 6.02 shall be inadequate and Buyer shall be entitled to equitable relief, including, without limitation, injunctive relief, in addition to any other remedy Buyer might have under this Agreement.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.01 Survival.

(a) The warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the second anniversary of the Closing Date; provided that (i) the warranties contained in Article III and Sections 4.01 (Organization) and 4.02 (Capitalization) shall survive indefinitely and (ii) the warranties contained in Section 4.10 (Tax Matters) shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension of such statute of limitations).  Notwithstanding the preceding sentence, any warranty in respect of which any claim may be made under this Agreement shall (subject to Section 7.03) survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy of such warranty giving rise to such claim shall have been given to the party against whom such claim may be sought prior to such time.  The covenants and agreements of the parties hereto (including, without limitation, the covenants and agreements of the parties set forth in this Article VII) contained in this Agreement shall survive indefinitely (or such period as specified therein).

(b) Subject to Section 7.12, any claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the applicable party hereto bringing the claim unless legal proceedings in respect of such claim have been commenced (by being both issued and served on the other party or parties hereto) within 6 months of the notification of such claim to the other party or parties pursuant to this Agreement.

7.02 Indemnification.

(a) Subject to Section 7.03, each Seller and Rentassured Seller hereby severally and not jointly indemnifies Buyer, the Company (after the Closing) and each of their respective officers, directors, employees, consultants and agents (the “Buyer Parties”) against, and agrees to hold each of them harmless from, any and all claims, losses, diminution in value, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding), liabilities and damages (collectively, “Losses”), that the Buyer Parties shall incur, suffer or become subject to, that arise out of, result from, or relate to, any of the following:

(i) any breach of any warranty made by Seller or Rentassured Seller in Article III of this Agreement (but only as to such Seller’s or Rentassured Seller’s own breach);

(ii) any breach of any warranty (disregarding any qualification or exception contained in such warranty relating to materiality or Material Adverse Effect) made by Sellers or Rentassured Sellers in Article IV of this Agreement or in the Tax Deed;

(iii) the matters identified in Schedule 7.02(a)(iii);

(iv) any breach of any covenant or agreement made or to be performed by Seller or Rentassured Seller pursuant to this Agreement (but only as to such Seller’s or Rentassured Seller’s own breach); or

(v) any fraud or willful misconduct of any Seller or Rentassured Seller in connection with the transactions contemplated by this Agreement (but only as to such Seller’s or Rentassured Seller’s own fraud or willful misconduct).

(b) Buyer hereby indemnifies Sellers and Rentassured Sellers against and agrees to hold each of them harmless from any and all Losses incurred or suffered by them arising out of, resulting from, or related to (i) any breach of any warranty made by Buyer in this Agreement, (ii) any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement or (iii) any fraud or willful misconduct of Buyer in connection with the transactions contemplated by this Agreement.

7.03 Limitations.

(a) No Seller or Rentassured Seller shall be liable for (i) any breach of any warranty set forth in Article IV of this Agreement or under the Tax Deed or (ii) the matters identified on Schedule 7.02(a)(iii), unless the aggregate amount of Buyer Losses (determined without regard to any qualification or exception relating to materiality or Material Adverse Effect contained in any warranty giving rise to a claim hereunder) exceeds £250,000 (in which event the Sellers and Rentassured Sellers shall be liable only for the amount in excess over £250,000).

(b) Prior to payment to Management Shareholders, the Earnout Payments, if any, to be paid pursuant to Section 1.04 shall be reduced first, by any Losses of any Buyer Party that are not recovered from a Seller or Rentassured Seller and any other reductions provided for in this Agreement (the “Earnout Claims Amount”), and then, to the extent the Earnout Payments exceed the Earnout Claims Amount, by an amount equal to Losses actually recovered by the Buyer Party from the Minority Shareholders or Rentassured Sellers for a breach of a warranty set forth in Article IV of this Agreement or the Tax Deed or with respect to the matters identified on Schedule 7.02(a)(iii) (other than a breach arising out of the fraud or willful misrepresentation of such Seller or Rentassured Seller) (the “Senior Earnout Claims”), and the Buyer hereby undertakes to reimburse an amount equal to the Senior Earnout Claims to such Minority Shareholders and the Rentassured Sellers.  To the extent the Earnout Payments exceed the sum of the Earnout Claims Amount and such Senior Earnout Claims, such excess amount shall be paid to the Management Shareholders as the “Adjusted Earnout Payments.”

(c) Each Minority Shareholder and Rentassured Seller shall only be liable for the Relevant Proportion of such Minority Shareholder and Rentassured Seller in relation to any claim by the Buyer for (i) breach of warranty set forth in Article IV of this Agreement or in the Tax Deed or (ii) the matters identified on Schedule 7.02(a)(iii), and the Buyer shall only be entitled to recover from each such Minority Shareholder or Rentassured Seller for a breach of warranty set forth in Article IV of this Agreement or in the Tax Deed or for the matters identified on Schedule 7.02(a)(iii) to the extent that the Buyer also seeks recovery of the Relevant Proportion of each Management Shareholder in relation to such claim contemporaneously therewith and without release of liability thereunder.

(d) The maximum aggregate liability of each Minority Shareholder for (i) breaches of warranties set forth in Article IV of this Agreement and/or pursuant to the Tax Deed and (ii) the matters identified on Schedule 7.02(a)(iii), shall be equal to the Relevant Proportion of such Minority Shareholder of the Retained Amount and, for the avoidance of doubt, following the payment to a Minority Shareholder of the Retained Amount due thereto in accordance with Article XI such Minority Shareholder shall have no further liability for breach of warranties set forth in Article IV of the Agreement and/or pursuant to the Tax Deed or for the matters identified on Schedule 7.02(a)(iii) (save in the case of such Minority Shareholder's own fraud or willful misconduct).

(e) The maximum aggregate liability of each Rentassured Seller for (i) breaches of warranties set forth in Article IV of this Agreement and/or pursuant to the Tax Deed and (ii) the matters identified on Schedule 7.02(a)(iii), shall be equal to 25% of the “Rentassured Retained Amount” (as defined in the Rentassured Share Purchase Agreement) set forth in Article X of the Rentassured Share Purchase Agreement (the “Rentassured Cap”) and, for the avoidance of doubt, following the payment to a Rentassured Seller of the Rentassured Cap due thereto in accordance with the Rentassured Share Purchase Agreement such Rentassured Seller shall have no further liability for breach of warranties set forth in Article IV of the Agreement and/or pursuant to the Tax Deed or for the matters identified on Schedule 7.02(a)(iii) (save in the case of such Rentassured Seller’s own fraud or willful misconduct).

(f) The maximum liability of each Management Shareholder for breaches of warranties set forth in Article IV of the Agreement and in the Tax Deed and the matters identified on Schedule 7.02(a)(iii) shall be equal to the aggregate of the Initial Payment and Earnout Payment thereto.

7.04 Procedures for Third Party Claims.

(a) The party or parties seeking recovery under Article IV and this Article VII (each a Claimant and, collectively, the “Claimants”) agree to give prompt notice to the parties from whom recovery is sought (each a “Respondent” and, collectively, the “Respondents”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which recovery may be sought (each a “Third Party Claim” and, collectively, the “Third Party Claims”).  The failure by any Claimant so to notify the Respondent in accordance with this Section 7.04(a) shall not relieve any Respondent from any liability that it may have to such Claimant with respect to any claim made pursuant to this Section 7.04, except to the extent such failure shall actually prejudice a Respondent.

(b) The Respondent shall be entitled to contest and defend any Third Party Claim with counsel of its choice reasonably satisfactory to the Claimant, so long as (i) the Respondent notifies the Claimant in writing within fifteen (15) days after the Claimant has given notice of the Third Party Claim that the Respondent will indemnify the Claimant from and against any Losses the Claimant may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Respondent provides the Claimant with evidence reasonably acceptable to the Claimant that the Respondent will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Claimant, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Claimant and (v) the Respondent conducts the defense of the Third Party Claim actively and diligently.  In the event the Respondent conducts a defense under this Section 7.04(b) above, (i) the Claimant may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Claimant will not consent to the entry of any judgment or entry into any settlement with respect to the Third Party Claim without the prior written consent of the Respondent (not to be withheld unreasonably) and (iii) the Respondent will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Claimant (not to be withheld unreasonably).  Notwithstanding the foregoing, if the subject matter of a Third Party Claim relates to the ongoing business of any of the Claimants, which Third Party Claim, if decided against any of the Claimants, would have a material and adverse affect on the ongoing business or reputation of the Company, its Subsidiaries or any of its Affiliates, then the Claimant alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance (subject to the right of the Respondent to participate in such defense at the Respondent’s expense) and, if the Claimant does not contest, defend or settle such Third Party Claim, the Respondent shall then have the right to contest and defend (but not settle) such Third Party Claim.

7.05 Procedures for Direct Claims.  In the event any Claimant should have a claim for indemnification against any Respondent that does not involve a Third Party Claim, the Claimant shall deliver notice of such claim with reasonable promptness to the Respondent.  The failure by any Claimant so to notify the Respondent shall not relieve the Respondent from any liability that it may have to such Claimant with respect to any claim made pursuant to this Section 7.05, it being understood that notices for claims in respect of a breach of a warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 7.01.  If the Respondent does not notify the Claimant within sixty (60) calendar days following its receipt of such notice that the Respondent disputes its liability to the Claimant under this Article, or the amount thereof, the claim specified by the Claimant in such notice shall be conclusively deemed a liability of the Respondent under this Article VII, and the Respondent shall pay the amount of such loss to the Claimant on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.

7.06 Investigation.  No investigation or other examination of the Company or Sellers by Buyer, its designees or representatives shall affect any Buyer Party’s rights set forth in Article VII and shall not affect the term of survival of any warranty contained herein or in any certificate or other documents delivered pursuant hereto or in connection herewith or the term of the right of any Buyer Party to seek recovery with respect to such matter.

7.07 Set-Off. Buyer shall be entitled to set-off any amount or right it may be entitled to under this Agreement against any amount, right or obligation owed to any Seller under this Agreement or any Ancillary Agreement.

7.08 Non-Exclusive Remedy. Nothing in this Agreement shall limit the right of any party to pursue any appropriate remedy at law or equity in the case of fraud.

7.09 No Double Counting.  No party hereto shall be entitled to recover the same Losses more than once regardless of whether such Losses resulted from a breach of multiple warranties set forth in Article IV or otherwise from matters giving rise to claims or rights of reimbursement pursuant to the terms of this Agreement or the Tax Deed.

7.10 Third Party Recoveries.

(a) The Sellers and Rentassured Sellers shall not be liable under the warranties set forth in Article IV of this Agreement or in the Tax Deed in respect of any claim to the extent of the proceeds that any Buyer Party recovers under any policy of insurance which is in force as at the date of this Agreement (net of any increase in premiums as result such claim), or to the extent of the amounts that the Buyer Party or any member of the Buyer's Group have already obtained reimbursement or restitution in respect of such claim from any third party.

(b) If the Sellers or Rentassured Sellers pay to a Buyer Party an amount in respect of any claim under the warranties set forth in Article IV of this Agreement or in the Tax Deed and the Buyer Party subsequently recovers from a third party (including, without limitation, any insurer or any tax authority) a sum which is referable to that claim, the Buyer Party shall repay to the Sellers and the Rentassured Sellers so much of the amount originally paid by the Sellers and Rentassured Sellers as does not exceed the sum recovered from the third party after deduction of all reasonable costs and expenses of recovery.

7.11 Accounting.  The Sellers and Rentassured Sellers shall not be liable under the warranties set forth in Article IV in respect of any claim:

(a) to the extent that specific provision or reserve for the matter giving rise to the claim has been made in the Audited Financial Statements or the Unaudited Financial Statements or to the extent of any amount which is included as a liability in the Closing Statement, but in each case only to the extent of the specific amount reserved in the Financial Statements or set forth in the Closing Statement; or

(b) to the extent that the claim would not have arisen but for any changes in accounting policy or practice of or affecting the Company or its Subsidiaries where such changes are introduced after the Closing Date; provided, however, that the limitation set forth in this Section 7.11(b) shall not apply to any changes made after the Closing Date to correct non-compliance with UK GAAP prior to the Closing Date.

7.12 Contingent Liabilities.  The Sellers and Rentassured Sellers shall not be liable under the Warranties in respect of any claim which is based upon a liability which, at the time such claim is notified to the Sellers or Rentassured Sellers, is contingent only or otherwise not capable of being quantified unless and until such liability ceases to be contingent or becomes capable of being quantified; provided, however, that costs and expenses incurred by any Buyer Party in connection with such claim shall not be subject to this limitation.  Subject to such claim being notified to the Sellers and Rentassured Sellers within the time limits specified in Section 7.01(a), the time limit for issuing and serving proceedings for the purposes of Section 7.01(b) shall begin on the date on which such liability ceases to be contingent or becomes capable of being quantified;

7.13 Changes in Laws.  No party hereto shall be liable under the Warranties in respect of any claim which arises as a result of, or would not have arisen but for legislation not in force at the date of this Agreement or any change in legislation with retrospective effect after the date of this Agreement.

7.14 Mitigation By Buyer. The Buyer shall take all commercially reasonable steps to mitigate any loss, liability or damage which is likely to give rise to a claim under the warranties set forth in Article IV, including (without limitation) commercially reasonable steps to prevent any contingent liability becoming an actual liability.

7.15 Reduction in Purchase Price.  If any amount is paid by the Sellers under the Warranties, or by the Management Shareholders pursuant to Section 7.02 the amount of such payment shall be deemed to constitute a reduction in the Purchase Price.

7.16 No Termination or Rescission.  No party hereto shall be entitled to terminate or rescind this Agreement or any agreement or document entered into pursuant to this Agreement.

7.17 No Fraud.  The limitations on liability set forth in this Article VII shall not apply to a breach by any party hereto arising out of the fraud or willful misrepresentation of such party.

ARTICLE VIII

TAX MATTERS

8.01 Tax Deed.  The provisions of the Tax Deed attached as Annex A apply in this Agreement.

ARTICLE IX

DEFINITIONS

9.01 Definitions.                      Defined terms used in this Agreement, unless defined elsewhere in this Agreement, shall have the following meanings:

“Agreed Form” means in a form agreed by the Buyer and the Sellers.

“Accounting Referee” has the meaning set forth in Section 1.06(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.

“Ancillary Documents” means each of the Employment Letters and Shareholders Agreement of the Company.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Business” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Parties” has the meaning set forth in Section 7.02(a).

“Buyer's Group” means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, from time to time.

“CAA 2001” means the Capital Allowances Act 2001.

“CCA” has the meaning set forth in Section 4.20(b).

“Claimant” has the meaning set forth in Section 7.04(a).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Statement” has the meaning set forth in Section 1.06(b).

“Company” has the meaning set forth in the Preamble.

“Confidential Information” shall mean any data or information of Buyer, other than Trade Secrets, that is valuable to the business of Buyer and not generally known to competitors.

“Contamination” means the presence of, or Release on, under, from or to the Leased Real Property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and compliance with good commercial practice.

“Data Compliant” means the ability to process eight digit date and four digit year data and to otherwise function in all respects without being adversely affected by any date or change of date, including any date in any century or leap year, in each case without workarounds.

“Debenture” means a debenture to be given by the Company in relation to its guarantee obligation pursuant to the terms of this Agreement, in the agreed form.

“Disclosure Letter” means the letter of even date herewith, together with attachments thereto, from Sellers to Buyer disclosing exceptions to the Warranties.

“Earnout Payments” has the meaning set forth in Section 1.04.

“EBT” has the meaning set forth in Section 1.04(a).

“Effective Time” means 12.01 am on the Closing Date.

“Employment Letters” means contracts of employment or letters of appointment (as relevant).

“Environmental Action” shall mean any complaint, summons, action, citation, notice, directive, order, claim (whether civil, criminal, regulatory or administrative), litigation, written request for information, judicial or administrative proceeding or action, judgment, letter or other written communication from any Person or Governmental Entity involving or alleging violations of Environmental Laws or Environmental Permits or Releases or threatened Releases of Hazardous Materials.

“Environmental Laws” shall mean any and all Laws, statutes, codes, ordinances, regulations, rules, consent decrees, judicial orders, administrative orders, directives (including EU directives) or other requirements imposing liability, establishing standards of conduct or otherwise relating to pollution or protection of the environment (including, without limitation, natural resources, surface water, groundwater, soils, and ambient air), human health and safety, including the conditions of the workplace, living organisms, land use matters or the presence, use, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.18(b).

“Escrow Agent” means the escrow agent appointed pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means the escrow agreement entered into by the parties hereto and the Escrow Agent on or about March __, 2007.

“Estimated Working Capital” has the meaning set forth in Section 1.06(a).

“European Regulations” has the meaning set forth in Section 4.26(f).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Governmental Entity” means:  (i) any nation, state, county, city, town, village, district or other jurisdiction; (ii) any national, state, local, municipal, foreign, or other government; (iii) any national, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or other tribunal); (iv) any multi-national or supra-national organization or body; (v) any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any court or arbitrator; (vi) any self-regulatory organization or (vii) any official of any of the foregoing.

“Hazardous Material” shall mean (i) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (ii) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance that is regulated by any Environmental Law; (iii) any substance, the presence of which poses or threatens to pose a hazard to the health or safety of Persons on or about the Leased Real Property; and (iv) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, petroleum and petroleum products.

“ICTA 1988” means the Income and Corporation Taxes Act 1988.

“IHTA 1984” means the Inheritance Tax Act 1984.

“Initial Payment” has the meaning set forth in Section 1.03.

“Intellectual Property” means all intellectual property owned, held or used by the Company or any Subsidiary in the operation of the Business, including, without limitation, trademarks, service marks, trade dress, logos, trade names, domain names, copyrights, patents, computer software, confidential information, rights and benefits under any license arrangements or agreements with any third parties and any applications or registrations relating to any of the foregoing and all goodwill related to all of the foregoing.

“IPR Assignment” means an intellectual property assignment, confidentiality and non disclosure agreement in the agreed form.

“Knowledge of the Company,” or any references to “the Company’s Knowledge,” “known to the Company” or words of similar import mean the actual knowledge of any Seller, and in the case of the Management Shareholders having made reasonable enquiries within the Company and its Subsidiaries into the subject matter of the relevant Warranty.

“Law” means any national, state or local law, statute, common law, rule, code, executive order, ordinance, regulation, requirement, ruling or judgment of any Government Entity or any order, writ, injunction or decree, whether preliminary or final, entered by any Government Entity.

“Leased Real Property” has the meaning set forth in Section 4.11.

“Lien” means any mortgage, lien, pledge, charge (fixed or floating), hypothecation, assessment, option, claim, levy, adverse claim or interest, right of first refusal, right of pre-emption, power of sale, equity, security interest, restriction, trust, right of set off or third party right or interest (legal or equitable) or encumbrance of any kind.

“Losses” has the meaning set forth in Section 7.02(a).

“Management Proportions” means in relation to each Management Shareholder, the proportion set for opposite each Management Shareholder's name in Schedule 1.04.

“Management Representative” has the meaning set forth in Section 12.14.

“Management Shareholders” means Iain McKenzie, Rick Abbott and Kirsty Auchincloss.

"Master Software Development and License Agreement" and "Master Services Agreement" means the software agreements to be entered into between the Company and Parker Fox in the Agreed Form.

“Material Adverse Effect” means any change or effect (or aggregation of changes and effects) that is materially adverse to the financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole.

“McKenzie Loan” means the on demand loan of £100,000 loaned by Iain McKenzie to the Company (together with any interest accrued thereon).

“Measurement Period” has the meaning set forth in Section 1.04(a).

“Minority Shareholders” means each of the Sellers other than the Management Shareholders.

“Minority Shareholders Representative” has the meaning set forth in Section 12.15.

“Net Working Capital’ means (i) the aggregate amount of current assets of the Company minus (ii) the aggregate amount of current liabilities of the Company, determined as of the Effective Time and in accordance with UK GAAP consistently applied without giving effect to the transactions contemplated by this Agreement.

“Non-Compete Period” means (i) in respect of Rick Abbott, the period commencing on the date of this Agreement and ending on the later of three (3) years following (A) the date of this Agreement or (B) the last Earnout Payment; and (ii) in respect of Iain McKenzie and Kirsty Auchincloss, the later of three (3) years following (X) the last Earnout Payment or (Y) the date of the termination of his or her employment with the Company.

“Non-Employees” has the meaning set forth in Section 4.15(b).

“Objection” has the meaning set forth in Section 1.06(b).

“Option Holder” has the meaning set forth in the Preamble.

“Option Scheme” means the MEM Capital PLC 2004 Unapproved Executive Share Option Scheme, adopted by the Board on 7 July, 2004.

“Ordinary Course of Business” means, with respect to actions and operations conducted by the Company and its Subsidiaries, actions and operations that are (i) consistent with the past practices of the Company and its Subsidiaries, (ii) taken in the ordinary course of the normal, day-to-day operations of the Company and its Subsidiaries, (iii) not required to be authorized by the Shareholders of the Company.

“Permit” means any authorization, approval, license, permit, variance, exemption, franchise, approval or order of, from, made by or under the authority of any court, arbitrator or other Government Entity or pursuant to any Law.

“Person” means any natural person, corporation, partnership, limited liability company, association, trust, Government Entity, syndicate, affiliated group or other entity or organization.

“Promissory Note” means a bank guaranteed loan note issued by the Buyer in the Agreed Form.

“Proprietary Information” means Confidential Information and Trade Secrets.

“Purchase Price” means the Initial Payment and Earnout Payments.

“Real Property Lease” has the meaning set forth in Section 4.11.

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

“Relevant Proportions” means in relation to each Seller and Rentassured Seller, the proportion set forth opposite each Seller's name in Schedule 1.01.

“Rentassured” has the meaning set forth in the Preliminary Statement.

“Rentassured Buyer” has the meaning set forth in the Preliminary Statement.

“Rentassured Cap” has the meaning set forth in Section 7.03(e).

“Rentassured Sellers” has the meaning set forth in the Preamble.

“Rentassured Share Purchase Agreement” has the meaning set forth in the Preliminary Statement.

“Respondent” has the meaning set forth in Section 7.04(a).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller's Solicitors” means Hammonds of 2 Park Lane, Leeds LS3 1ES.

“Shareholders” has the meaning set forth in the Preamble.

“Shareholders Agreement” has the meaning set forth in Section 2.02(i).

“Shares” has the meaning set forth in Section 1.01.

“Subsidiary” means any Person of which the Company (or any Subsidiary of the Company) shall own directly or indirectly at least a majority of the outstanding capital stock entitled to vote generally or otherwise has the power to elect a majority of the board of directors or similar governing body.

“Systems” means all plant, equipment, systems, devices and components which contain or are controlled or monitored by computer systems, microprocessors or software.

“Target Working Capital” has the meaning set forth in Section 1.06(a).

“Tax” or “Taxes” means any form of tax, levy, impost, duty, charge, contribution or withholding of any kind imposed, collected or assessed by, or payable to, a Tax Authority and all penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above (in all cases, regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to a Group Member or any other person and regardless of whether a Group Member has, or may have, any right of reimbursement against any other person) provided that references to Tax or Taxation shall not include stamp duty or interest or penalties relating to stamp duty but shall include stamp duty land tax ("SDLT") and or any interest or penalties relating to SDLT.

“Tax Claim” means any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxing Authority from which it appears that the Company, any Subsidiary or the Buyer is or may be subject to a liability for Taxation or other liability in respect of which the Company or any Seller is or may be liable.

“Tax Deed” means the deed of covenant against Tax in the form of Annex A.

“Taxation Statute” any Law wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any Law which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means HM Revenue & Customs, the Inland Revenue, HM Customs & Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere.

“TCGA 1992 means the Taxation of Chargeable Gains Act 1992.

“Territory” means the United Kingdom.

“Third Party Claim or Claims” has the meaning set forth in Section 7.04(a).

“TMA 1970” means the Taxes Management Act 1970.

“Trade Secrets” means information, including, but not limited to, technical or non-technical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by proper means by other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts by Buyer that are reasonable under the circumstances to maintain its secrecy.

“Transaction Expenses” means the fee payable to Stephens Inc. upon payment of the Initial Payment as a result of the transactions contemplated herein.

“Unaudited Financial Statements” has the meaning set forth in Section 4.05.

“UK GAAP” means England and Wales generally accepted accounting principles, consistently applied.

“VATA 1994” means the Value Added Tax Act 1994.

“Warranties” has the meaning set forth in Section 4.31.

ARTICLE X

GUARANTEE

10.01 Guarantee.

(a) In consideration of the Buyer entering into this Agreement, the Company (as primary obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Buyer of its obligations pursuant to Section 1.04 (Earnout Payments) under this Agreement.

(b) The Company’s liability under this guarantee shall not be affected, discharged, modified or impaired by:

(i) any amendment to or variation of this Agreement ;

(ii) any release, waiver or time or other indulgence granted to the Buyer or any third party;

(iii) any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Buyer;

(iv) any act, omission, event or circumstance which causes any of the obligations of the Buyer to be or become void, voidable, invalid or unenforceable for any reason;

(v) any change of control or sale of the Buyer; or

(vi) any other act or omission or any other event or circumstance (whether or not known to the Management Shareholders) which would or might (but for this Section 10.01(b)(vi)) operate to impair or discharge the Company’s liability under this guarantee.

(c) The Management Shareholders may claim under this guarantee without making any claim or taking any proceedings against the Buyer or taking any action to claim under or enforce any other right or security or other guarantee which it may hold from time to time in respect of the obligations of the Buyer under this Agreement or any agreement or document entered into pursuant to this agreement; provided, however, that each Management Shareholder agrees that it will not make claim against this guarantee until five (5) Business Days following the time period upon which the Earnout Payment is to be paid pursuant to Section 1.04(b).

(d) This guarantee shall remain in force and effect until either the Buyer has performed, observed and discharged its obligations, if any, under Section 1.04 hereunder.

ARTICLE XI

ESCROW ACCOUNT

11.01 Definitions.

For the purposes of this Article XI:

"Claim" means any bona fida claim by a Buyer Party in respect of Section 7.02(a) and/or under the Tax Deed or otherwise under this Agreement.

"Finally Determined" means either agreed between the Sellers and the Buyer in writing, withdrawn by the Buyer in writing, or determined by a court of competent jurisdiction in England from which there is either no further appeal in England or from whose judgment the Sellers or the Buyer (as the case may be) do not appeal within the period during which such appeal may properly be brought.

"Payment Date" means 18 months following the Closing Date.

"Retained Amount" means the sum of £856,815.

11.02 Operation of Escrow Account.

(a) The Sellers and the Buyer agree that the Escrow Account shall be operated in accordance with the provisions of this schedule and the Escrow Agreement.  The Retained Amount shall be retained in the Escrow Account and shall only be released in accordance with the provisions of this Article XI.

(b) The Sellers and the Buyer shall give such instructions to the Escrow Agent from time to time as may be necessary to enable the Escrow Agent to operate the Escrow Account in accordance with the provisions of this Article XI and the Escrow Agreement.  The Sellers and the Buyer irrevocably authorise and instruct the Escrow Agent to operate the Escrow Account in accordance with the Escrow Agreement.

(c) The Rentassured Sellers and Buyer agree that the escrow provisions set forth in Article X of the Rentassured Share Purchase Agreement shall apply to the extent of any claim by Buyer against the Rentassured Sellers pursuant to the terms of this Agreement.

11.03 Interest.  Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and any payment of principal out of the Escrow Account shall carry the interest earned on that principal sum in the Escrow Account.

11.04 Payments out of Escrow Account.

(a) All sums standing to the credit of the Escrow Account less the amount of any Claim which has not been Finally Determined of which the Escrow Agent has, at least five (5) days prior to the Payment Date, received written notice signed in good faith by Buyer (plus all accrued interest on such amount), shall be released to the Sellers on the Payment Date.  Any amounts not disbursed on Payment Date shall be disbursed by the Escrow Agent as soon as possible after any unresolved Claims are Finally Determined.

(b) Upon any Claim being Finally Determined from time to time, an amount equal to the amount determined to be payable to the Buyer in relation to such Claim (if any) together with interest accrued on such amount since the Closing Date shall be released to the Buyer (in so far as there are sufficient funds standing to the credit of the Escrow Account).

(c) Any payment of the Retained Amount out of the Escrow Account to the Sellers in accordance with this Article XI shall form part of the consideration for the Shares of such Seller.

11.05 Miscellaneous.

(a) Subject to the provisions of Section 7.12, for the purposes of this Article XI a Claim will be deemed to have been withdrawn (and therefore Finally Determined for the purposes of Section 11.04) unless proceedings in respect of such Claim have been commenced within 6 months from the date on which the Claim is notified to the Sellers.  Proceedings shall not be deemed to have been commenced by the Buyer unless they have been both issued and served on the Sellers.

(b) The payment of any sum to the Buyer pursuant to this Article XI in or towards satisfaction of any Claim shall in no way prejudice or affect any other rights or remedies of the Buyer for the purpose of recovering any amount due to the Buyer.  The amount standing to the credit of the Escrow Account shall not be regarded as imposing any limit on the amount of any Claim.

(c) The Sellers acknowledge and agree that the monies standing to the credit of the Escrow Account from time to time shall not constitute any property of the Sellers and that the Sellers do not have, nor shall they at any time have, any right or claim to any monies standing to the credit of the Escrow Account from time to time unless and until such monies fall to be released to the Sellers from the Escrow Account in accordance with the provisions of this Article XI.  The Sellers and the Buyer shall procure that all rights to the Escrow Account shall remain free from any Security Interests.

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Announcements.  No Seller or Rentassured Seller shall issue any press release or make any public announcement or announcement to employees relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law.  The Company, Sellers and Rentassured Sellers agree to keep and cause their representatives to keep confidential this Agreement, the Purchase Price and other terms of this Agreement unless and until public disclosure thereof by Buyer.

12.02 Costs.  Sellers and Rentassured Sellers, on the one hand, and Buyer, on the other hand, agree to pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.  Without limiting the foregoing, the Management Shareholders agree that all fees payable or to be payable to Stephens Inc. and/or Hammonds in connection with the transactions contemplated hereby shall be borne by the Management Shareholders provided that in the case of fees payable to Stephens Inc such fees shall be deducted from the Initial Payment due to the Management Shareholders and paid on their behalf by the Company pursuant to Section 2.04.

12.03 Headings.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

12.04 Amendment and Waiver.

(a) This Agreement may not be amended or waived except in a writing executed, in the case of an amendment, by Buyer and Sellers, and the case of a waiver, by the party that is entitled to the benefits of the provisions being waived.

(b) No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.05 Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by any party hereto (except that Buyer may transfer or assign, in whole or from time to time in part, to (i) an Affiliate that is wholly-owned by, or wholly-owns, Buyer, (provided that upon such assignee ceasing to be an Affiliate of the Buyer any such rights interests or obligations so assigned, delegated or otherwise transferred, shall be deemed to have been automatically re assigned or otherwise transferred back to the Buyer) or (ii) Buyer’s lenders if requested by such lenders for security of Buyer’s obligations to such lenders, but no such transfer or assignment under this subsection (ii) will relieve Buyer of its obligations hereunder) without the prior written consent of the other party hereto.

12.06 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.07 Complete Agreement.  This Agreement, the Escrow Agreement, the Tax Deed, the schedules and exhibits hereto (and any other agreements contemplated hereby) and that certain Confidentiality Agreement, dated as of November 29, 2006, between the parties hereto constitute the complete agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  No other representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the Buyer Parties any rights or remedies hereunder.

12.08 Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, and any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

12.09 Governing Law; Jurisdiction.  The internal law, without regard to conflicts of law principles, of England and Wales will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement and the courts of England and Wales shall have exclusive jurisdiction over all such questions and disputes.

12.10 Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing signed by or on behalf of the party making the same, will specify the Section under this Agreement pursuant to which it is given or made, and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the third (3rd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 12.10 and evidence of receipt is received or if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 12.10 and properly addressed as follows:

To Sellers or Rentassured Sellers:	Iain McKenzie (as Management Representative) College Farmhouse Astrop Road Kings Sutton Oxfordshire OX17 3PS
with a copy to:	John Cameron (as Minority Shareholders Representative 4 Kidston Drive Helensburgh Dunbartonshire G84 8QA Scotland
and a copy to:	Hammonds 2 Park Lane Leeds LS3 1Es Attn: Steven Glover Fax: +44 (0)870 460 3473
To Buyer:	Purpose UK Holdings Limited c/o 88 Wood Street London EC2V 7AJ Attn: Kathryn Brown/ Luis Morcillo Fax: +44 (0)20 7796 2233
with a copy to:	Valued Services, LLC 245 Perimeter Center Parkway Suite 600 Atlanta, Georgia 30346 Attn: General Counsel Fax: (678) 250-5799
and with a copy to:	Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308-2216 Attn: Andrea M. Farley, Esq. Fax: (404) 962-6555
or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties.  Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

12.11 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The parties intend that each warranty, and covenant contained herein shall have independent significance.  If any party has breached any warranty, or covenant contained herein in any respect, the fact that there exists another warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first warranty, or covenant.

12.12 Incorporation of Exhibits and Schedules.  The Tax Deed and all other Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full in this Agreement.  In the event of a conflict between any term of this Agreement and information contained in the Schedules or Exhibits to this Agreement, the terms included in this Agreement shall govern.

12.13 Further Assurances.  Upon the reasonable request of any party hereto, each other party hereto shall take any and all actions, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

12.14 Management Representative.

(a) By the execution and delivery of this Agreement, including counterparts hereof, each Management Shareholder hereby irrevocably constitutes and appoints Mr. Iain McKenzie as the true and lawful agent and attorney-in-fact (the “Management Representative”) of each Management Shareholder with full powers of substitution to act in the name, place and stead of each Management Shareholder with respect to the performance on behalf of each Management Shareholder under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Management Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including the power to:

(i) act for each Management Shareholder with respect to all claims pursuant to the terms of this Agreement, including the right to compromise or settle any such claims on behalf of each Seller;

(ii) act for each Management with respect to all Purchase Price matters and all Purchase Price adjustment matters referred to herein;

(iii) amend or waive any provision of this Agreement in any manner that does not differentiate among the Management Shareholder;

(iv) receive and receipt for any portion of the Purchase Price or any other payment due from Buyer to any Management Shareholder pursuant to this Agreement;

(v) receive all notices, communications and deliveries hereunder on behalf of any Management Shareholder under this Agreement; and

(vi) do or refrain from doing any further act or deed on behalf of each Management Shareholder which the Management Representative deems necessary or appropriate, in the sole discretion of the Management Representative, relating to the subject matter of this Agreement as fully and completely as any Management Shareholder could do if personally present and acting and as though any reference to any Management Shareholder in this Agreement was a reference to the Management Representative.

(b) The appointment of the Management Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Management Representative as the act of each Management Shareholder in all matters referred to in this Agreement.  Each Management Shareholder hereby ratifies and confirms all that the Management Representative shall do or cause to be done by virtue of the Management Representative’s appointment as Management Representative of each Management Shareholder.  The Management Representative shall act for each Management Shareholder on all of the matters set forth in this Agreement in the manner the Management Representative believes to be in the best interest of each Management Shareholder, but the Management Representative shall not be responsible to any Management Shareholder for any loss or damage any Management Shareholder may suffer by reason of the performance by the Management Representative of the Management Representative’s duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of the Management Representative’s duties under this Agreement.

(c) In the event the Management Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Management Representative shall be the person that the Management Shareholders appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days of such resignation or cessation, then any of Buyer and/or the Management Shareholders shall have the right to petition a court of competent jurisdiction for appointment of a successor Management Shareholders Representative.

12.15 Minority Shareholders Representative.

(a) By the execution and delivery of this Agreement, including counterparts hereof, each Minority Shareholder and each Rentassured Seller hereby irrevocably constitutes and appointment Mr. John Cameron as the true and lawful agent and attorney-in-fact (the "Minority Shareholders Representative") of each Minority Shareholder and Rentassured Seller with full powers of substitution to act in the name, place and stead of each Minority Shareholder and Rentassured Seller with full powers of substitution to act in the name, place and stead of each Minority Shareholder and Rentassured Seller with respect to the performance on behalf of each Minority Shareholder and Rentassured Seller under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Minority Shareholders Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including the power to:

(i) Act for each Minority Shareholder and Rentassured Seller with respect to all claims pursuant to the terms of this Agreement, including the right to compromise or settle any such claims on behalf of each Minority Shareholder and Rentassured Seller;

(ii) Act for each Minority Shareholder with respect to all Purchase Price matters and all Purchase Price adjustment matters referred to herein;

(iii) Amend or waive any provision of this Agreement in any manner that does not differentiate among the Minority Shareholders and Rentassured Sellers;

(iv) Receive and receipt for any portion of the Purchase Price or any other payment due from Buyer to any Minority Shareholder or Rentassured Seller pursuant to this Agreement;

(v) Receive all notices, communications and deliveries hereunder on behalf of any Minority Shareholder and Rentassured Seller under this Agreement; and

(vi) Do or refrain from doing any further act or deed on behalf of each Minority Shareholder and Rentassured Seller which the Minority Shareholders Representative deems necessary or appropriate, in the sole discretion of the Minority Shareholders Representative, relating to the subject matter of this Agreement as fully and completely as any Minority Shareholder or Rentassured Seller could do if personally present and acting and as though any reference to any Minority Shareholder or Rentassured Seller in this Agreement was a reference to the Minority Shareholders Representative.

(b) The appointment of the Minority Shareholders Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Minority Shareholders Representative as the act of each Minority Shareholder and Rentassured Seller in all matters referred to in this Agreement.  Each Minority Shareholder and Rentassured Seller hereby ratifies and confirms all that the Minority Shareholders Representative shall do or cause to be done by virtue of the Minority Shareholders Representative's appointment as Minority Shareholders Representative of each Minority Shareholder and Rentassured Seller.  The Minority Shareholders Representative shall act for each Minority Shareholder and Rentassured Seller on all of the matters set forth in this Agreement in the manner the Minority Shareholders Representative believes to be in the best interest of each Minority Shareholder and Rentassured Seller, but the Minority Shareholders Representative shall not be responsible to any Minority Shareholder or Rentassured Seller for any loss or damage any Minority Shareholder or Rentassured Seller may suffer by reason of the performance by the Minority Shareholders Representative of the Minority Shareholders Representative's duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of the Minority Shareholders Representative's duties under this Agreement.

(c) In the event the Minority Shareholders Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Minority Shareholders Representative shall be the person that the Minority Shareholders and Rentassured Sellers appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days of such resignation or cessation, then any of Buyer and/or the Minority Shareholders and Rentassured Sellers shall have the right to petition a court of competent jurisdiction for appointment of a successor Minority Shareholders' Representative.

12.16 Third Party Rights.  Save as specifically provided herein, no term of this Agreement is intended to confer a benefit on, or to be enforceable by, any person who is not a party (other than the Buyer Parties) and the provisions of the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a Deed as of the day and year first above written.

“Buyer”

EXECUTED and DELIVERED as a DEED by
PURPOSE UK HOLDINGS LIMITED

acting by Dennis H. James, Jr. a director                                                                                    _/s/ Dennis H. James, Jr._________

Name:           Dennis H. James, Jr.

Title:           Director

and Ajay K. Jindia, its secretary                                                                                    _/s/ Ajay K. Jindia     ___________

Name:           Ajay K. Jindia

Title:           Secretary

(Signatures Continued on Next Page)

“Sellers”

EXECUTED and DELIVERED as a DEED by
IAIN MCKENZIE                                                                                    __/s/ Iain McKenzie ____________

in the presence of [NAME OF WITNESS]                                                                                    _ /s/ Rebecca Davies ___________

Address:                  2 Park Lane, Leeds

Occupation: Solicitor

EXECUTED and DELIVERED as a DEED by
RICK ABBOTT                                                                                    ___*___________________________

in the presence of [NAME OF WITNESS]                                                                                    _______________ _______________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
KIRSTY AUCHINCLOSS                                                                                    ___**________________________ __

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

* By Steven Glover under Power of Attorney

**By Iain McKenzie under Power of Attorney

(Signatures Continued on Next Page)

EXECUTED and DELIVERED as a DEED by
NOYGATE LTD.
acting by [NAME OF DIRECTOR], a director                                                                                    ___*___________________________

Name:           ________________________

Title:           Director

and [NAME OF DIRECTOR OR SECRETARY],
[a director or its secretary]                                                                                    ___ _________________________

Name:           ________________________

Title:           [Director or Secretary]

EXECUTED and DELIVERED as a DEED by
ST. HELEN’S CAPITAL PLC
acting by [NAME OF DIRECTOR], a director                                                                                    ____***_______________________

Name:           ________________________

Title:           Director

and [NAME OF DIRECTOR OR SECRETARY],
[a director or its secretary]                                                                                    _____________________________

Name:           ________________________
Title:           [Director or Secretary]

EXECUTED and DELIVERED as a DEED by
ST. HELEN’S PRIVATE EQUITY PLC
acting by [NAME OF DIRECTOR], a director                                                                                    ____***_______________________

Name:           ________________________

Title:           Director

and [NAME OF DIRECTOR OR SECRETARY],
[a director or its secretary]                                                                                    _____________________________

Name:           ________________________
Title:           [Director or Secretary]

* By Steven Glover under Power of Attorney

*** By John Cameron under Power of Attorney

(Signatures Continued on Next Page)

EXECUTED and DELIVERED as a DEED by
J. S. CAMERON                                                                                    __/s/ J.S. Cameron_______________

in the presence of [NAME OF WITNESS]                                                                                    __/s/ Rebecca Lewis Davies________

Address:                  2 Park Lane, Leeds

Occupation: Solicitor

EXECUTED and DELIVERED as a DEED by
J. P. MOON                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
JON CHAMBERLAIN                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

*** By John Cameron under Power of Attorney

(Signatures Continued on Next Page)

EXECUTED and DELIVERED as a DEED by
JOHN PITHER                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

(Signatures Continued on Next Page)

EXECUTED and DELIVERED as a DEED by
PETER RADFORD                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
THOMAS WILLIAMS                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
ELIZABETH WILLIAMS                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

*** By John Cameron under Power of Attorney

(Signatures Continued on Next Page)

“Rentassured Sellers”

EXECUTED and DELIVERED as a DEED by
JOHN ALAN COUGHTRIE                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
HARVINDERPAL SINGH HUNGIN                                                                                    ___***________________________

in the presence of [NAME OF WITNESS]                                                                                    ______________________________

Address:

Occupation:

*** By John Cameron under Power of Attorney

(End of Signatures)

Table of Schedules
Schedule 1.10	Shareholders and Option Holders of the Company
Schedule 1.04(a)	Definition of Adjusted EBT
Schedule 1.06	Certain Accounting Policies
Schedule 2.02(b)	Certificates of Incorporation and Certificates of Incorporation on Change of Name
Schedule 2.02(c)	Governmental Approvals
Schedule 2.02(d)	Third Party Consents
Schedule 2.02(e)	Directors and Company Secretaries to Resign
Schedule 2.02(h)	Persons to Execute Employment Letters
Schedule 4.01(b)	List of Subsidiaries
Schedule 4.02(a)	Current Issued Share Capital of the Company
Schedule 4.04	Audited Accounts 2005/2006
Schedule 4.05	Unaudited Financial Statements of MEM Capital Plc
Schedule 4.06	Business outside the Ordinary Course
Schedule 4.09(b)	Vehicle Details
Schedule 4.10(m)	Financial Statements of MEM Consumer Finance Limited for the period ended 9/19/2006
Schedule 4.10(w)(vi)	Tax Elections
Schedule 4.11(a)	Leased Real Property
Schedule 4.12	Contracts and Agreements
Schedule 4.14	List of Insurance Policies
Schedule 4.15(a)	Employees
Schedule 4.25(a)	Licensed Intellectual Property
Schedule 4.27	Brokers’ Fees
Schedule 4.29	List of Bank Accounts
Schedule 7.02(a)(iii)	Indemnified Matters

The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon Request.

ANNEX A

13 April, 2007

TAX DEED OF COVENANT

between

PURPOSE UK HOLDINGS LIMITED

and

THE SHAREHOLDERS AND OPTION HOLDERS OF

 MEM CAPITAL LIMITED

Paul, Hastings, Janofsky & Walker (Europe) LLP
Registered Foreign Lawyers and Solicitors
88 Wood Street
London EC2V 7AJ
Tel: 020 7710 2000
Fax: 020 7796 2233
Ref: JH/56940.00009

1

THE DEED

TAX DEED OF COVENANT

This Tax Deed of Covenant is made on 13 April between:

(1) Purpose UK Holdings Limited a private limited company organized under the laws of England and Wales with company number 06045943  (the "Buyer");

(2) Iain Mckenzie a person residing at                                                                                     ;

(3) Rick Abbott a person residing at                                                                                                ;

(4) Kirsty Auchincloss a person residing at                                                                                                ;

(5) Noygate Limited a company incorporated in England and Wales whose registered office address is at The Old Parsonage, Church Street, Ropley, Hants, SO24 0DS ("Noygate");

(6) St. Helen's Capital PLC a company incorporated in England and Wales whose registered office address is at 15 St Helen's Place, London, EC3A 6DE ("St Helens Capital");

(7) St. Helen's Private Equity PLC a company incorporated in England and Wales whose registered office address is at 15St Helen's Place, London, EC3A 6DE ("St Helens Private Equity");

(8) J A Coughtrie a person residing at                                                                                     ;

(9) H S Hungin a person residing at                                                                                                ;

(10) J S Cameron a person residing at                                                                                     ;

(11) J P Moon a person residing at                                                                                                ;

(12) Jon Chamberlain a person residing at                                                                                                ;

(13) John Pither a person residing at                                                                                                ;

(14) Peter Radford a person residing at                                                                                     ;

(15) Thomas Williams a person residing at                                                                                                ; and

(16) Elizabeth Williams a person residing at                                                                                                , together (the "Covenantors").

LEGAL_US_E # 74466717. 1

2

This Deed entered into pursuant to the provisions of an agreement dated [] and made between Buyer and the Covenantors (the "Agreement").

1.	Interpretation

1.1  Words and expressions defined in the Agreement shall have the same meaning wherever used in this Tax Deed of Covenant except where there is a conflict between this Tax Deed of Covenant and the Agreement, in which case the provisions contained in this Tax Deed of Covenant will apply.

The definitions and rules of interpretation in this clause apply in this Tax Deed of Covenant.

Accounts: has the same meaning as that ascribed to Financial Statements set forth in Section 4.04 of the Agreement.

Accounts Date: means 19 February 2007, being the date on which the final set of the unaudited profit and loss account and statement of cashflows are produced for the four (4) month period ended February 19, 2007 as referred to in section 4.04 of the Agreement.

Buyer's Relief: means:

(a)	any Accounts Relief (as defined in clause (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in clause (b) of the definition of Liability for Taxation);

(b)	any Post Completion Relief of the Company or any Subsidiary (as defined in clause (c) of the definition of Liability for Taxation); and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company or any Subsidiary.

Buyer's Tax Group: the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Completion: has the meaning of Closing set forth in Section 2.01 of the Agreement.

Event: includes (without limitation), the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose

3

or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this Tax Deed of Covenant), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: any liability of the Company or a Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons and shall also include:

(a)
the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Management Accounts (or which but for such Relief would have appeared in the Management Accounts) or where such Relief was treated as an asset of the Company or the relevant Subsidiary in the Management Accounts or was taken into account in computing any deferred Tax asset which appears in the Management Accounts (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief;

(b)
the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Management Accounts (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

(c)
the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief (Post-Completion Relief) or right to repayment of Tax (including any repayment supplement) which is not available before Completion but arises after Completion in circumstances where, but for such set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the

4

Covenantors under this Tax Deed of Covenant (Loss of a Post Completion Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company or the relevant Subsidiary as a result of such set off or use; and

(d)
any liability of the Company or any Subsidiary to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company or the relevant Subsidiary has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Management Accounts: has the meaning of the final set of the unaudited profit and loss account and balance sheet and statement of cashflows for the four (4) month period ended February 19, 2007 as referred to in section 4.04 of the Agreement.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company or a Subsidiary to make an actual payment of corporation tax in respect of which the Covenantors would not have been liable under clause 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Covenantors have made a payment under clause 2 of this Tax Deed of Covenant.

Tax: means any form of tax, levy, impost, duty, charge, contribution or withholding of any kind imposed, collected or assessed by, or payable to, a Tax Authority and all penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above (in all cases, regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to a Group Member or any other person and regardless of whether a Group Member has, or may have, any right of reimbursement against any other person) provided that references to Tax or Taxation shall not include stamp duty or interest or penalties relating to stamp duty but shall include stamp duty land tax ("SDLT") and or any interest or penalties relating to SDLT.

5

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer, the Company or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Covenantors are or may be liable under this Tax Deed of Covenant.

Taxation Authority: Her Majesty's Revenue and Customs, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4
A reference to an Event occurring on or before Completion includes a series or combination of Events, the first of which occurred on or before Completion and was not in the ordinary course of business of the Company or the relevant Subsidiary and any of which occurring after Completion were in the ordinary course of business of the Company or the relevant Subsidiary

1.5
Unless the contrary intention appears, words and expressions defined in the Agreement have the same meaning in this Tax Deed of Covenant and any provisions in the Agreement concerning matters of construction or interpretation also apply in this Tax Deed of Covenant.

2.	Covenant

6

2.1
The Covenantors covenant with the Buyer that, subject to the provisions of this Tax Deed of Covenant, the Covenantors shall be severally and jointly liable to pay to the Buyer by way of repayment of the Purchase Price for the Shares, to the extent possible, but not so as to limit the amount payable where not wholly possible, an amount equal to any:

(a)
Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or a Subsidiary on or before Completion;

(b)
Liability for Taxation which arises solely as a result of a relationship for Tax purposes of the Company or any Subsidiary with any person other than a member of the Buyer's Tax Group whensoever arising where such relationship was in existence prior to Completion;

(c)	any Liability for Taxation falling within clause (a) to clause (d) of the definition of Liability for Taxation;

(d)	any Liability for Taxation which is a liability for inheritance tax which:

(i)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)	has given rise at Completion to a charge on any of the Sale Shares or assets of the Company or any Subsidiary; or

(iii)
gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company or any Subsidiary as a result of the death of any person within seven years of a transfer of value which occurred before Completion; and

(e)	costs and expenses referred to in clause 11.

2.2
For the purposes of this Tax Deed of Covenant, in determining whether a charge on the shares in or assets of the Company or any Subsidiary arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Deed of Covenant as becoming due or to have become due and a charge as arising or having

7

arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this clause 2.

3.	Payment date and interest

3.1
Where the Covenantors are liable to make any payment under clause 2 (including any payment pursuant to clause 2.1(f)), the due date for the making of that payment (Due Date) shall be the earlier of the date falling seven days after the Buyer has served a notice on the Covenantors demanding that payment and in a case:

(a)
that involves an actual payment of Tax by the Company or any Subsidiary, the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)
that falls within clause (a) of the definition of Liability for Taxation, the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief); or

(c)	that falls within clause (b) of the definition of Liability for Taxation, the date upon which the repayment was due from the relevant Taxation Authority; or

(d)
that falls within clause (c) of the definition of Liability for Taxation, the date upon which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority; or

(e)
that falls within clause (d) of the definition of Liability for Taxation not later than the second day before the day on which the Company or the relevant Subsidiary is due to make the payment or repayment.

3.2
Any dispute as to the amount specified in any notice served on the Covenantors under clause 3.1(b) to clause 3.1(e) shall be determined by the auditors of the Company or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Covenantors and the Buyer).

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3.3
If any sums required to be paid by the Covenantors under this Tax Deed of Covenant are not paid on the Due Date, then, except to the extent that the Covenantors’ liability under clause 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Barclays Bank plc or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	Exclusions

4.1	The covenant contained in clause 2 shall not cover any Liability for Taxation to the extent that:

(a)	a specific provision or reserve in respect thereof is made in the Management Accounts or to the extent that payment or discharge has been taken into account therein; or

(b)	such Liability for Taxation is discharged prior to Completion; or

(c)
it arises as a result of a transaction in the ordinary course of business of the Company or any Subsidiary between the Accounts Date and Completion and is not an interest or penalty, surcharge or fine in connection with Tax; or

(d)
it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part) except where the change relates to any arrangements which are deemed by a Taxation Authority to be avoidance of income tax or National Insurance Contributions where the change in the law of Tax may have retrospective impact in accordance with the Paymaster General's statement on Finance Bill Measures dated 2 December 2004; or

(e)
it would not have arisen but for a change after Completion in the accounting bases upon which the Company or any Subsidiary values its assets (other than a change made in order to comply with UK GAAP); or

9

(f)	the Buyer is compensated for any such matter under any other provision of this Tax Deed of Covenant; or

(g)
it would not have arisen but for a voluntary act or transaction carried out by the Buyer, the Company or any Subsidiary or any of their employees, directors or agents after Completion being an act which:

(i)	is not in the ordinary course of business of the Company or the relevant Subsidiary; or

(ii)	the Company or the relevant Subsidiary was not legally committed to do under a commitment that existed on or before Completion; or

(h)
the Liability for Taxation would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done, after Completion (other than one, the making, the giving or doing of which was taken into account in computing any provision for Tax in the Management Accounts or was directed by the Covenantors in accordance with Clause 6) under, or in connection with the provision of any enactment or regulation relating to Tax by the Company or any Subsidiary or any member of the Buyer's Group, the making and doing of which the Company, Subsidiary or relevant member of the Buyer's Group knew, or ought reasonably to have known, would give rise to the Liability for Taxation in question; or

(i)
the Liability for Taxation would not have arisen but for the failure or omission by the Company or any Subsidiary or any member of the Buyer's Group to make any claim, election, surrender or disclaimer or give any notice, or consent or do any other thing under or in connection with, the provision of any enactment or regulation relating to Tax at Completion where the making, giving or doing of which was taken into account in computing any provision in the Management Accounts;

(j)
such Liability for Taxation would not have arisen or would have been reduced or eliminated but for any act, omission, transaction or arrangement whatsoever carried out at the written request or with the written approval of the Buyer or any member of the Buyer's Group prior to Completion or pursuant to the Agreement or any documents referred to in this Agreement;

(k)	such Liability for Taxation arises or is increased or any provision or reserve in respect thereof as is mentioned in clause 4.1(a) above is insufficient as a consequence of any

10

failure or delay by the Buyer or the Company or any Subsidiary in complying with the provisions of clause 7 (conduct of Tax claims) or clause 6 (corporation tax returns) of Part 4 of this Tax Deed of Covenant;

(l)
the income, profits or gains in respect of which the Liability for Taxation arises were actually earned, accrued or received by the Company or any Subsidiary prior to the Management Accounts Date but were not reflected in the Management Accounts;

(m)
the Liability for Taxation would not have arisen but for a cessation or any change in the nature of conduct of any trade carried out on or by the Company or any Subsidiary as at Completion being a change or cessation occurring on or after Completion;

(n)
the Liability for Taxation arises as a consequence of an underpayment prior to Completion of the quarterly instalments of corporation tax in respect of the period between the Accounts Date and Completion as a consequence of the Company or any Subsidiary generating additional profits chargeable to corporation tax after Completion exceeding those reasonably assumed by the Covenantors or the Company or any Subsidiary in calculating such quarterly instalments;

(o)	such Liability for Taxation has been made good by insurers or otherwise compensated for without cost to the Buyer or the Company or any Subsidiary;

(p)	such Liability for Taxation arises by virtue of the Company's or any Subsidiary's average rate of corporation tax increasing as a result of becoming a member of the Buyer's Group; or

4.2
The Covenantors shall not be liable in respect of any breach of the Tax Warranties if and to the extent that the loss is or has been included in any claim under this Tax Deed of Covenant which has been satisfied in full in cleared funds or vice versa in respect of any claim under this Tax Deed of Covenant to the extent that the loss is or has been included in any claim for breach of the Tax Warranties which has been satisfied in full in cleared funds.

4.3
The Sellers shall not be liable in respect of a Liability for Taxation unless they have received from the Buyer written notice of a Tax Claim which relates to that Liability for Taxation within the date which is six years from the end of the accounting period in which Closing occurs.

5.	Recovery from third parties

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5.1
Where the Covenantors have paid an amount in discharge of a liability under clause 2 in respect of any Liability for Taxation and the Buyer, the Company or a Subsidiary is or becomes entitled to recover from some other person (not being the Buyer, the Company or a Subsidiary or any other company within the Buyer’s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or procure that the Company or the relevant Subsidiary shall:

(a)	notify the Covenantors of its entitlement as soon as reasonably practicable; and

(b)
if required by the Covenantors and, subject to the Buyer, the Company or the relevant Subsidiary being indemnified by the Covenantors against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses properly incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Covenantors fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action pursuant to this clause 5.1(other than an action against:

(i)	a Taxation Authority; or

(ii)	a person who has given Tax advice to the Company or relevant Subsidiary on or before Completion),

which, in the Buyer’s reasonable opinion, is likely to harm its or the Company’s or the relevant Subsidiary’s commercial relationship (potential or actual) with that or any other person.

5.2	If the Buyer, the Company or a Subsidiary recovers any amount referred to in clause 5.1, the Buyer shall account to the Covenantors for the lesser of:

(a)
any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any reasonable costs and expenses properly incurred in recovering that amount (save to the extent that amount has already been made good by the Covenantors under clause 5.1(b)); and

(b)	the amount paid by the Covenantors under clause 2 in respect of the Liability for Taxation in question.

6.	Corporation tax returns

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6.1
The Buyer shall at the Company's cost and expense prepare or cause to be prepared and file or cause to file with the relevant Taxation Authority the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or before the Accounts Date, to the extent that the same have not been prepared before Completion.

6.2
The Buyer shall at the Company's cost and expense prepare or cause to be prepared all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company and the Subsidiaries for all accounting periods ended on or prior to the Accounts Date.

6.3
The Buyer shall ensure that all material written communications to the relevant Taxation Authority in respect of the returns and computations referred to in clause 6.1 above are first sent to the Covenantors (or their duly appointed tax advisers) as follows:-

(a)	in the case of corporation tax returns and computations at least twenty working days before the due date for submission of the same; and

(b)	in the case of all other communications at least ten working days before the due date for submission of the same,

and the Buyer shall consult with the Covenantors regarding the contents of such communications and (without prejudice to the Buyer's rights under this Tax Deed of Covenant or in relation to the Tax Warranties) shall incorporate any reasonable comments of the Covenantors.

6.4	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of clause 7 shall take precedence over the provisions of this clause 6; and

(b)	the provisions of this clause 6 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Deed of Covenant in respect of any Liability for Taxation.

7.	Conduct of tax claims

7.1
If the Buyer, the Company or a Subsidiary becomes aware of a Tax Claim, the Buyer shall give or procure that notice of such Tax Claim in writing is given to the Covenantors as soon as is reasonably practicable, provided that if any of the

13

Covenantors receive any Tax Claim for whatever reason, they shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed on receipt of such notification to have given the Covenantors notice of such Tax Claim in accordance with the provisions of this clause 7 provided always that the giving of such notice shall not be a condition precedent to the Covenantors’ liability under this Tax Deed of Covenant.

7.2
Provided the Covenantors indemnify and secure the Buyer and the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction against all reasonable liabilities, costs, damages or expenses which may be properly incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company or the relevant Subsidiary shall take such action as the Covenantors may reasonably request by notice in writing given to the Buyer, the Company or the relevant Subsidiary to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer, the Company nor the relevant Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Covenantors having been given written notice of the receipt of such assessment, the Buyer, the Company or the relevant Subsidiary have not within 21 days of the date of the notice received instructions in writing from the Covenantors to do so.

7.3	If:

(a)
the Covenantors do not request the Buyer, the Company or the relevant Subsidiary to take any action under clause 7.2 or fail to indemnify and secure the Buyer, the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Covenantors) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 21 days; or

(b)
any of the Covenantors (or the Company or the relevant Subsidiary before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

14

(c)
the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Covenantors have obtained the opinion of Tax counsel of at least 5 years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, the Company or the relevant Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Deed of Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, the Company or the relevant Subsidiary may in its absolute discretion consider fit.

7.4
Subject to clause 7.3, by agreement in writing between the Buyer and the Covenantors, the conduct of a Dispute may be delegated to the Covenantors upon such terms as may be agreed from time to time between the Buyer and the Covenantors provided that, unless the Buyer and the Covenantors specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)
the Buyer, the Company or the relevant Subsidiary shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given as soon as reasonably practicable a report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Buyer (which shall be given unless the Covenantors' request is unreasonable);

(c)
all written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer, the Company or the relevant Subsidiary for approval and shall only be finally transmitted if such approval is given (and approval shall be given unless the Covenantors' request is unreasonable); and

(d)
the Covenantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company or any relevant Subsidiary without the prior approval of the Buyer, the Company or the relevant Subsidiary (as may be

15

appropriate), which approval shall be given unless the Covenantors' request is unreasonable.

7.5
The Buyer shall provide and shall procure that the Company or relevant Subsidiary provides to the Covenantors and the Covenantors' professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Covenantors to take such action as is referred to in this clause 7.

7.6
Neither the Buyer, the Company nor any Subsidiary shall be subject to any claim by or liability to any of the Covenantors for non-compliance with any of the foregoing provisions of this clause 7 if the Buyer, the Company or the relevant Subsidiary has bona fide acted in accordance with the instructions of any one or more of the Covenantors.

8.	Grossing up

8.1
All sums payable by the Covenantors to the Buyer under this Tax Deed of Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Deed of Covenant, the Covenantors shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.2
If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Deed of Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

8.3
If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within clause 8.2, it shall be deemed for the purposes of that clause to have incurred and paid that liability.

9	Over-Provisions and Corresponding Benefits

9.1	If:

16

(a)
the amount by which any provision for Tax (including for the avoidance of doubt any provision for deferred taxation) contained in the Management Accounts proves to be an over provision then the amount of the over provision shall be dealt with in accordance with paragraph 9.3 of this clause;

(b)
the amount of any repayment of Tax to the Company or any Subsidiary by H M Revenue & Customs or any other Taxation Authority in the Management Accounts proves to be understated (or if no amount is stated, the amount of any repayment of Tax to the Company or any Subsidiary), then the amount of such repayment understated shall be dealt with in accordance with paragraph 9.3 of this clause.

9.2
If the Buyer becomes aware that there are or may be such amounts as are referred to in paragraph 9.1 of this Part, it shall (or shall procure that the Company or any Subsidiary shall) as soon as reasonably practicable inform the Covenantors of the fact.  If the auditors for the time being of the Company or any Subsidiary (the "Auditors") are requested by either of the parties hereto to certify any of such amounts as are referred to above the relevant party shall procure that the Auditors are instructed to give and shall (at the expense of the party requesting) give as soon as practicable such certificate and in so doing they shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties hereto.

9.3	Where it is provided under paragraph 9.1 of this clause that any amount (the "Relevant Amount") is to be dealt with in accordance with this paragraph 9.3:

(a)	the Relevant Amount shall first be set off against any payment then due from the Covenantors under this Tax Deed of Covenant or the Tax Warranties;

(b)
to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 9.3(a) of this clause, a refund shall be made to the Covenantors of any previous payment or payments by the Covenantors under this Tax Deed of Covenant or the Tax Warranties and not previously refunded under this paragraph 9.3(b) up to the amount of such excess; and

(c)
to the extent that the excess referred to in paragraph 9.3(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this Tax Deed of Covenant or the Tax Warranties.

17

9.4
Where any such certification as is mentioned in paragraph 9.2 has been made, the Covenantors or the Buyer may (at its expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

9.5
If the Auditors certify under paragraph 9.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 9.3 above as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as reasonably practicable by the Covenantors or the Buyer as the case may be.

9.6
If any Claim for Tax represents Tax for which credit is or may become due to the Company or any Subsidiary at a later date or in respect of which it is subsequently found that there arises a corresponding credit or right to repayment of Tax, the amount of the Claim for Tax shall nevertheless be payable in full by the Covenantors on the due date ascertained in accordance with clause 3 of this clause but if subsequently any reduction is made in the Claim for Tax or it is found that the Covenantors' liability in respect of the Claim for Tax falls short of the amount paid by the Covenantors or such credit or repayment is received by the Company or any Subsidiary, the Buyer shall promptly repay to the Covenantors an amount equal to such reduction, shortfall, credit or repayment (after deduction of any reasonable costs incurred in obtaining it and any Liability for Taxation in respect of it) up the amount previously paid by the Covenantors in respect of that Claim for Tax and without interest, save to the extent that interest or repayment supplement is included (or allowed) in such credit, repayment, reduction or shortfall.   For this purpose, no credit shall be taken to have been received by the Company or any Subsidiary unless it shall have relieved the Company or any Subsidiary of a present obligation to pay Tax.

10	Buyer's Covenant

10.1	The Buyer hereby covenants with the Covenantors to pay the Covenantors an amount equal to:

(a)	any Tax for which the Covenantors are or may be liable as a result of the application of section 767A or section 767AA Taxes Act (change in company ownership:

18

corporation tax) where the taxpayer company or the transferred company (as defined in section 767A(1)(a) and section 767AA(1)(a) respectively) is the Company or any Subsidiary together with any reasonable costs and expenses reasonably and properly incurred by the Covenantors in connection with taking any successful action under this paragraph but only in circumstances where the Tax is directly or primarily chargeable against or attributable to the Company or any Subsidiary and arises:

(i)	in respect of income profits or gains earned, accrued or received in respect of any period after Completion; or

(ii)
as a result of the failure of the Buyer or the Company or any Subsidiary to apply an amount provided for in the Management Accounts or an amount relating to profits arising since the Accounts Date but prior to Completion or an amount paid by the Covenantors to the Buyer under this Tax Deed of Covenant or to satisfy a claim for breach of the Tax Warranties to discharge  a liability to which the amount relates.

10.2	A payment to be made by the Buyer under this Schedule shall be made in cleared funds seven days after written demand for such payment.

10.3
Where the Buyer fails to make a payment in satisfaction of a liability under this Tax Deed of Covenant by the due date for payment, the liability of the Buyer shall be increased to include interest on such sum from the date on which the Buyer becomes liable to make payment to the date of actual payment at a rate per annum being [two] per cent above the base rate from time to time of [Barclays Bank plc] compounded monthly (such interest to accrue after as well as before judgement).

10.4
Clauses 7 (Conduct of Claims) and 8 (Grossing Up) of this Tax Deed of Covenant shall apply to the covenants contained in this clause 10 as they apply to the covenants contained in clause 2 of this Tax Deed of Covenant replacing references to the Covenantors by the Buyer (and vice versa) and making any other necessary modifications.

11.	Costs and expenses

The covenant contained in clause 2 of this Tax Deed of Covenant shall extend to all costs and expenses incurred by the Buyer, the Company or any Subsidiary in connection with any matter included under clause 2 of this Tax Deed of Covenant and the enforcement of rights under this Tax Deed of Covenant.

19

20

IN WITNESS WHEREOF, the parties hereto have executed this Tax Deed of Covenant as a Deed as of the day and year first above written.

“Buyer”

EXECUTED and DELIVERED as a DEED by
PURPOSE UK HOLDINGS LIMITED

acting by Dennis James, a director                                /s/ Dennis H. James, Jr           _____

                                                                     Name:_Dennis H. James, Jr.   _____

                                                                     Title: Director

and Ajay Jindia, its secretary                                         /s/ Ajay Jindia       _____________

                                                                                            Name:_ Ajay Jindia      __________

                                                                                            Title: Secretary

“Covenantors”

EXECUTED and DELIVERED as a DEED by
IAIN MCKENZIE                                                                 /s/ Iain McKenzie ___________

in the presence of [NAME OF WITNESS]                       R. Lewis-Davies________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
RICK ABBOTT                                                                           /s/ Steven Glover__________ _
   Signed by Steven Glover under power of
   attorney
in the presence of [NAME OF WITNESS]                               ______________________________

Address:

Occupation:

21

EXECUTED and DELIVERED as a DEED by
KIRSTY AUCHINCLOSS
   Signed by Iain McKenzie under power of
   attorney                                                                           /s/ Iain McKenzie ___________

in the presence of [NAME OF WITNESS]                    R. Lewis-Davies________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
NOYGATE LTD.
   Signed by Steven Glover under power of
   attorney
acting by [NAME OF DIRECTOR], a director                                /s/ Steven Glover__________ _

Name:

_____________________________

Title:           Director

and [NAME OF DIRECTOR OR SECRETARY],
[a director or its secretary]                                                                 ____________________________

Name:

____________________________

Title:           [Director or Secretary]

EXECUTED and DELIVERED as a DEED by
ST. HELEN’S CAPITAL PLC
   Signed by John Cameron under power of
   attorney

acting by [NAME OF DIRECTOR], a director                                /s/ John Cameron_______________

Name:

______________________________

Title:          Director

and [NAME OF DIRECTOR OR SECRETARY],
[a director or its secretary]                                                                 ____________________________

Name:

____________________________
Title:          [Director or Secretary]

22

EXECUTED and DELIVERED as a DEED by

ST. HELEN’S PRIVATE EQUITY PLC
   Signed by John Cameron under power of
   attorney

acting by [NAME OF DIRECTOR], a director                                 /s/ John Cameron_______________

Name:

______________________________

Title:           Director

and [NAME OF DIRECTOR OR SECRETARY],
[a director or its secretary]                                                                  _____________________________

Name:

_____________________________
Title:          [Director or Secretary]

EXECUTED and DELIVERED as a DEED by
J A COUGHTRIE
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                    ______________________________

Address:

Occupation:
EXECUTED and DELIVERED as a DEED by
H S HUNGIN
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
J. S. CAMERON                                                                /s/ John Cameron_ _________

in the presence of [NAME OF WITNESS]                     R. Lewis-Davies___________ _

23

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
J. P. MOON
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
JON CHAMBERLAIN
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                   ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
JOHN PITHER
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                    ______________________________

Address:

Occupation:

24

EXECUTED and DELIVERED as a DEED by
PETER RADFORD
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
THOMAS WILLIAMS
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                    ______________________________

Address:

Occupation:

EXECUTED and DELIVERED as a DEED by
ELIZABETH WILLIAMS
   Signed by John Cameron under power of
   attorney                                                                           /s/ John Cameron_______________

in the presence of [NAME OF WITNESS]                    ______________________________

Address:

Occupation:

(End of Signatures)